    As filed with the Securities and Exchange Commission on October 24, 1995


                                                       Registration No. 33-63335

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------
                             COMSHARE, INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           -------------------------

               MICHIGAN                                7372                               38-1804887
     (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
  of incorporation or organization)            Code Classification)                  Identification No.)

        555 BRIARWOOD CIRCLE, ANN ARBOR, MICHIGAN 48108, (313) 994-4800 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           -------------------------

                                KATHRYN A. JEHLE
                             COMSHARE, INCORPORATED
        555 BRIARWOOD CIRCLE, ANN ARBOR, MICHIGAN 48108, (313) 994-4800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

                 THOMAS S. VAUGHN, ESQ.                                THOMAS A. BEVILACQUA, ESQ.
                  DYKEMA GOSSETT PLLC                                 BROBECK, PHLEGER & HARRISON
                 400 RENAISSANCE CENTER                                        ONE MARKET
                 DETROIT, MI 48234-1668                                    SPEAR STREET TOWER
                     (313) 568-6524                                     SAN FRANCISCO, CA 94105
                                                                             (415) 442-0900

                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement is declared effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or investment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           -------------------------

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM             AMOUNT OF
TITLE OF EACH CLASS OF                                  AGGREGATE OFFERING          REGISTRATION
  SECURITIES TO BE REGISTERED                                PRICE(1)                  FEE(2)
-------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value........................        $39,776,100               $13,715
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee.

(2) $13,653 of this fee was previously paid. The balance of $62, representing the fee with respect to the additional 10,000 shares registered hereby, is being paid herewith.

                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 24, 1995


                                 [COMSHARE LOGO]


                                2,170,000 SHARES


                                  COMMON STOCK


     Of the 2,170,000 shares of Common Stock offered hereby, 1,125,000 shares are being sold by Comshare, Incorporated ("Comshare" or the "Company") and 1,045,000 shares are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Selling Shareholders." The Common Stock trades on the Nasdaq National Market under the symbol "CSRE." On October 20, 1995, the last reported sale price for the Common Stock was $18.33, as adjusted to reflect the recently declared stock split described below. See "Price Range of Common Stock."



     The Company's Board of Directors recently declared a three-for-two stock split. This stock split, to be effective November 20, 1995, is conditioned upon approval by the Company's shareholders of an increase in the number of authorized shares of Common Stock on November 18, 1995. All share and per share information in this Prospectus reflect the stock split. Purchasers of Common Stock in this Offering will not be entitled to receive shares issued in the stock split in respect of any shares so purchased.


                             ---------------------
        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                         SEE "RISK FACTORS" ON PAGE 7.

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================

                                                       UNDERWRITING                             PROCEEDS TO
                                     PRICE TO          DISCOUNTS AND        PROCEEDS TO           SELLING
                                      PUBLIC            COMMISSIONS         COMPANY(1)        SHAREHOLDERS(2)
-------------------------------------------------------------------------------------------------------------
Per Share......................... $                  $                   $                   $
-------------------------------------------------------------------------------------------------------------
Total(3).......................... $                  $                   $                   $
=============================================================================================================


(1) Before deducting expenses payable by the Company estimated at $233,000.



(2) Before deducting expenses payable by the Selling Shareholders estimated at $217,000.



(3) The Company and the Selling Shareholders have granted the Underwriters a 30-day option to purchase up to an additional 168,750 shares and 156,750 shares of Common Stock, respectively, at the Price to Public shown above less the Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company
    and Proceeds to Selling Shareholders will be $       , $       , $       and
    $       , respectively. See "Underwriting."


                             ---------------------


     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company, L.P. ("Robertson, Stephens
& Company"), San Francisco, California, on or about                , 1995.


ROBERTSON, STEPHENS & COMPANY
                          VOLPE, WELTY & COMPANY
                                                THE CHICAGO CORPORATION
             The date of this Prospectus is                , 1995.

    A diagram illustrates the process whereby data is extracted from various databases by data extraction tools contained in Comshares products and delivered to the desktop by a range of client front-ends.

            IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

            IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS OR THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE EXCHANGE ACT. SEE
       "UNDERWRITING."

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
Available Information.................................................................     3
Incorporation of Certain Documents by Reference.......................................     4
Summary...............................................................................     5
Risk Factors..........................................................................     7
Use of Proceeds.......................................................................    14
Price Range of Common Stock...........................................................    14
Dividend Policy.......................................................................    14
Capitalization........................................................................    15
Selected Consolidated Financial Data..................................................    16
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................    17
Business..............................................................................    31
Management............................................................................    45
Selling Shareholders..................................................................    48
Description of Capital Stock..........................................................    51
Shares Eligible for Future Sale.......................................................    53
Underwriting..........................................................................    54
Legal Matters.........................................................................    56
Experts...............................................................................    56
Additional Information................................................................    56
Index to Consolidated Financial Statements............................................   F-1


                             ---------------------

     ARTHUR, Commander Budget, Commander OLAP, Commander Execu-View Server, Commander FDC, Commander NewsAlert and Commander Prism are trademarks of Comshare. Microsoft is a registered trademark and Windows is a trademark of Microsoft Corporation. This Prospectus also includes other trademarks of Comshare and trademarks of companies other than Comshare.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, as filed with the Commission on September 28, 1995, (ii) the Company's Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended June 30, 1995, as filed with the Commission on October 2, 1995, (iii) the Company's Annual Report on Form 10-K/A (Amendment No. 2) for the fiscal year ended June 30, 1995, as filed with the Commission on October 11, 1995, (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, as filed with the Commission on October 24, 1995, and (v) the description of the Company's Common Stock contained in the Prospectus forming a part of the Company's Registration Statement on Form S-1 (no. 2-29663) (incorporated by reference into the Company's Registration Statement on Form 10 under the Exchange Act, filed in October 1969, as amended by Item 4 of the Company's Report on Form 8-K, filed in January 1973, and Item 5 of the Company's Report on Form 8-K, filed in September
1988).


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus. Requests for such documents should be directed to: Comshare, Incorporated, 555 Briarwood Circle, Ann Arbor, MI 48108, Attention: Ricia Hughes, telephone (313) 994-4800. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the incorporated documents.

                                    SUMMARY


     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and Consolidated Financial Statements and Notes thereto, appearing elsewhere in the Prospectus. Unless otherwise noted, all financial information, share and per share data in this Prospectus have been adjusted to reflect a three-for-two stock split to be effective on November 20, 1995, conditioned upon approval by the Company's shareholders of an increase in the number of authorized shares of Common Stock on November 18, 1995.


                                  THE COMPANY

     Comshare develops, markets and supports client/server decision support applications software designed to improve business analysis, planning, reporting and decision making. The Company's software products enable the enterprise-wide integration and transformation of data into business-critical information by leveraging on-line analytical processing ("OLAP") technologies to provide customers with robust multidimensional analysis capabilities. More specifically, the Company focuses on delivering complete decision support solutions by targeting specific industry and functional markets -- currently, executive information systems ("EIS"), financial reporting and retail decision support -- and by providing implementation, consulting, training and support expertise in these markets. Such complete decision support solutions permit the easy implementation and adoption of the Company's software applications throughout an enterprise, thus enabling end-users to make better and faster decisions.

     To succeed in today's environment of intensifying global competition, organizations must seek new ways of making faster and more informed decisions. Specific products that have been used to automate decision support activities include spreadsheets, relational database management systems ("RDBMSs"), data warehouses, query and reporting tools and analysis modules on transaction processing-based applications. While each performs specific functions, none possesses the full range of features which assist an end-user or an organization to transform data into business-critical information. For example, a business professional may wish to analyze the profitability of a customer from several perspectives, or dimensions, such as channel, geography, sales representative, fiscal period or budget versus actual. However, these traditional technology approaches to decision support do not readily provide such multidimensional analysis capability.


     Recently, OLAP has emerged as a technology capable of integrating, organizing and presenting historical, as well as projected, data located throughout an enterprise on a multidimensional basis. OLAP solutions permit multidimensional views of data, providing businesses with the robust calculation capabilities they require to transform data into information that facilitates decision making. More specifically, OLAP software enables end-users to rapidly understand data relationships by permitting the multidimensional analysis of large amounts of data organized consistent with the end-user's perception of the business (e.g., sales by region, by channel, by budget versus actual).


     Leveraging OLAP technology, the Company's complete decision support solutions provide specific industry or functional application and customer service expertise. The Company designs its software products to access data located in spreadsheets, RDBMSs, data warehouses, legacy systems and other data repositories so that end-users can extract and analyze data located throughout the enterprise for more informed decision making. In addition, the Company's internally developed information visualizers and interfaces to popular front-end applications enable end-users to quickly manipulate and analyze this data. Moreover, the Company's products permit quick, enterprise-wide adoption through their availability on popular client/server platforms (Windows on the client and Windows NT and OS/2 on the server).

     The Company markets its products through a direct sales force in the United States, Canada, United Kingdom, France, Germany and Australia and has an extensive agent/distributor network in 34 other countries. The Company has implemented its client/server and mainframe decision support application software, and is currently providing maintenance, at more than 3,000 corporate and public sector customer sites. The Company has customers in the communications, financial services, health care, retail and transportation industries, including AT&T Corporation, Chase Manhattan Corporation, Johnson & Johnson, Inc., NIKE, Inc. and TRW Inc.

     The Company was incorporated in Michigan in 1966. Its executive offices are located at 555 Briarwood Circle, Ann Arbor, Michigan 48108, and its telephone number is (313) 994-4800.

                                  THE OFFERING


Common Stock Offered by the Company.......................   1,125,000 shares
Common Stock Offered by the Selling Shareholders..........   1,045,000 shares
Common Stock to be Outstanding after the Offering.........   9,365,273 shares(1)
Use of Proceeds...........................................   To repay bank indebtedness, and
                                                             for working capital and general
                                                             corporate purposes.
Nasdaq National Market Symbol.............................   CSRE


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)


                                                                                      THREE MONTHS
                                                                                         ENDED
                                                     YEAR ENDED JUNE 30,             SEPTEMBER 30,
                                               --------------------------------    ------------------
                                                 1993        1994        1995       1994       1995
                                               --------    --------    --------    -------    -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Software licenses.........................   $ 40,397    $ 37,871    $ 49,294    $10,006    $13,920
  Software maintenance......................     43,064      41,625      36,649      8,972      9,015
  Implementation, consulting and other
     services...............................     21,733      17,130      22,415      5,180      5,718
                                               --------     -------    --------    -------    -------
     Total revenue..........................    105,194      96,626     108,358     24,158     28,653
Income (loss) from operations...............     (1,271)      1,648       2,485      1,418      2,628
Net income (loss)...........................     (1,763)        222       5,328        751      1,510
Net income (loss) per common share..........   $  (0.22)   $   0.03    $   0.63    $  0.09    $  0.17
Weighted average number of common and
  dilutive common equivalent shares.........      7,978       8,234       8,398      8,235      8,730



                                                                          SEPTEMBER 30, 1995
                                                                       -------------------------
                                                                       ACTUAL     AS ADJUSTED(2)
                                                                       -------    --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash................................................................   $ 2,023       $ 16,564
Total assets........................................................    81,376         95,917
Long-term debt......................................................     4,662             --
Total shareholders' equity..........................................   $34,354       $ 53,557


---------------
(1) Based on the number of shares outstanding as of September 30, 1995. Excludes 828,375 shares of Common Stock issuable upon the exercise of stock options outstanding as of September 30, 1995, and approximately 9,870 shares employees have elected to purchase under the Employee Stock Purchase Plan.

(2) Adjusted to reflect the sale of 1,125,000 shares of Common Stock offered by the Company hereby at the assumed public offering price of $18.33 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."



     Unless otherwise noted, all financial information, share and per share data in this Prospectus (i) have been adjusted to reflect a three-for-two split of the Common Stock to be effective on November 20, 1995, conditioned upon approval by the Company's shareholders of an increase in the number of authorized shares of Common Stock on November 18, 1995, and (ii) assume no exercise of the Underwriters' over-allotment option.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; FUTURE OPERATING RESULTS UNCERTAIN


     The Company has experienced and may in the future experience significant fluctuations in revenue and operating results from quarter to quarter and from year to year due to a combination of factors, including: demand for the Company's products and services; the size, timing and recognition of revenue from significant orders; increased competition; the Company's success in and expense associated with developing, introducing and shipping new products; new product introductions and announcements by the Company's competitors; changes in Company strategy; product life cycles; cancellations of maintenance and support agreements; software defects; changes in operating expenses; fluctuations in foreign exchange rates; and economic conditions generally or in specific industry segments. In addition, revenue and income from operations may fluctuate due to the mix of products and services sold and the mix of distribution channels employed. Further, the Company's results of operations reflect seasonal trends, and the Company's business, results of operations and financial condition may be affected by such trends in the future. As a result of all of these factors, there can be no assurance that the Company will remain profitable on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     The Company's future revenues are difficult to predict. This is due in part to the fact that a significant portion of the Company's revenue in any quarter is typically derived from non-recurring license fees, and the timing of orders for the Company's products is subject to delay for a number of reasons, including factors beyond the Company's control. The Company typically ships its products shortly after receipt of orders, and, consequently, order backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's expected revenue. As a result, license revenue in any quarter is substantially dependent on orders booked and shipped in that quarter. Historically, the Company has often recognized a substantial portion of its software license revenue in the last month of a quarter. The Company believes that the purchase of its products is relatively discretionary and generally involves a significant commitment of capital. As a result of these factors, in the event of any downturn in any potential customer's business or the economy in general, purchases of the Company's products may be deferred or canceled, which could have a material adverse effect on the Company's business, results of operations and financial condition.


     In addition, a significant portion of the Company's annual revenue is derived from ongoing annual maintenance contracts, including contracts relating to the Company's mainframe applications still in use. Although mainframe maintenance revenue is expected to decline in future periods, if such decline occurs more rapidly than is anticipated, the Company's revenue, profits and cash flow from operations will be at lower levels than are currently anticipated which could have a material adverse effect on the Company's business, results of operations and financial condition.

     Further, the Company's expense levels are based, in part, on its expectations as to future revenue. If revenue is below expectations, results of operations are likely to be materially adversely affected. Net income may also be disproportionately affected by a reduction in revenue, because a significant portion of the Company's expenses do not vary with revenue. The Company may also choose to reduce prices or increase spending in response to competition or to pursue new market opportunities, either of which could have a material adverse effect on the Company's business, results of operations and financial condition.


     Because of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. Further, the Company has in recent periods experienced significant percentage growth in client/server license revenue, but such rate of growth is not necessarily indicative of future performance. In addition, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely be materially adversely affected. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The client/server applications software market, including the market for decision support software, is intensely competitive, highly fragmented and subject to rapid change and evolving industry standards. Because the Company offers multiple products, the Company competes with a variety of other companies depending on the target market for their applications software products. In the EIS market, the Company competes primarily with Oracle Corporation, which recently purchased Express software from Information Resources, Inc.; Information Resources, Inc., which retained rights to Express software for certain applications; The Dun and Bradstreet Corporation, which purchased Pilot Software; and certain other software vendors. In the financial reporting applications market, the Company's principal competitor is Hyperion Software Corporation, which is generally recognized as the current market leader for stand-alone financial consolidation applications. In the retail decision support applications market, the Company competes with traditional EIS providers that do not have specific merchandise planning applications and with a number of smaller software providers. The Company also competes with a variety of additional software companies, third-party professional services organizations that develop custom software and with internal information technology departments which develop decision support solutions. Among the Company's current and potential competitors are also a number of large software companies, including developers of spreadsheets, RDBMSs, data warehouses, database query and reporting tools and transaction processing-based applications, that may elect to increase the decision support capabilities of their current products or that may develop or acquire products that compete with the Company's products. Increased competition could result in price reductions, reduced operating margins and loss of market share, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products than can the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, results of operations and financial condition. See "Business -- Competition."

RELIANCE ON RELATIONSHIPS WITH ARBOR SOFTWARE CORPORATION AND OTHER THIRD
PARTIES


     The Company licenses certain software from third parties and incorporates such software into its products. Generally, these licenses are non-exclusive worldwide licenses providing for varying royalty payments and expiration dates. In particular, the Company is substantially dependent on Essbase, multidimensional database software developed by Arbor Software Corporation ("Arbor") which is incorporated in several of the Company's major products, and is expected to be incorporated in certain future products. Because Essbase is the OLAP technology which provides the critical multidimensional functionality for Commander OLAP and is an integral component of the Company's ARTHUR product line, loss of the Company's rights to Essbase, or any change impacting the availability of Essbase, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, if there is any significant change in the competitiveness of Essbase, the Company could be required to undertake an expensive and time-consuming revision of its products to operate on competitive products or technologies, and the Company's business, results of operations and financial condition could be materially adversely affected. See "Business -- Licensed Technologies."

     In the future, the Company intends to increase the rate at which it licenses software tools from third parties for incorporation into its products as part of its strategy to reduce product development risk and time to market for new products and product enhancements. Incorporating third-party software into its products subjects the Company to risks that its third-party vendors will refuse to renew a license, or become unable or unwilling to support and enhance their products in a manner that satisfies the Company's requirements. If the Company were unable to renew these licenses, or if its third-party vendors were to become unable or unwilling to support and enhance their products, the Company could be required to devote additional resources to the enhancement and support of these products or to acquire or develop software providing equivalent capabilities, which could adversely impact the ability of the Company to sell its current products, cause delays in the development and introduction of new products and increase the Company's cost of development of such products. The occurrence of any of the foregoing risks associated with licensing software from third parties could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Licensed Technologies."

RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGE

     The markets for the Company's products are characterized by rapid technological advances, evolving industry standards, changes in customer requirements and frequent introductions and enhancements of competitive products. The Company's success and future financial performance will depend on its ability to anticipate these changes as they occur and to enhance its existing products and develop new products in a timely and cost-effective manner which keeps pace with these changes.

     The Company has been required to make several technological and product transitions in response to changing market conditions. Most recently, these transitions have included the adaptation of its products from the mainframe to the client/server environment and the modification of its products to run on the Windows operating environment. The most recent transition from mainframe-to client/server-based products required a significant financial investment by the Company in research and development over a number of years, financed by operating cash flow and increased bank borrowings. During this transition, the Company experienced a period of significantly decreased revenue and net income, including net losses in fiscal 1992 and fiscal 1993, and incurred significant unusual and restructuring related costs, which included the write-off of the Company's remaining capitalized software associated with its mainframe-based products. There can be no assurance that the Company will be able to successfully accomplish future technological or product transitions, that the Company will not experience significant delays in developing new products or enhancements required to accomplish such transitions or that the Company will have sufficient financial resources available to it to finance such efforts. There can be no assurance as to the impact that any such transition would have on the Company's revenue or profitability. In addition, there can be no assurance that the Company's new products and enhancements will adequately address the changing needs of the marketplace and achieve market acceptance or that developments by others will not render the Company's products obsolete or noncompetitive. As required by SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed," a substantial portion of the Company's software development costs have been capitalized. Any failure of the related products to achieve and sustain market acceptance could result in the write-off of all or part of such capitalized costs. Any such failure or write-off could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company has a number of ongoing development projects for the enhancement of existing products and the introduction of new products. There can be no assurance that products under development will be completed successfully or on time or that they will include the features required to achieve market acceptance. Failure of these new product development projects could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Research and Product Development."

UNCERTAIN MARKET ACCEPTANCE OF THE COMPANY'S NEW PRODUCT OFFERINGS


     The Company's business strategy involves the development and licensing of client/server decision support applications software designed to address specific industry or functional markets. Although the Company has been successful in the past in developing and licensing applications software designed to address specific industry or functional markets, such as its financial reporting and retail applications, the Company intends to introduce additional applications in the Company's current markets and markets not previously served by the Company. There can be no assurance that the Company's current or future applications will achieve widespread market acceptance or that sales of such products will be sufficient to justify the development, marketing and other expenses associated with such products. Failure of the Company's products, whether internally developed or acquired, to achieve widespread market acceptance or the need to rewrite certain products could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- The Comshare Solution" and "-- Business Strategy."


DEPENDENCE ON SALES TO INSTALLED BASE

     A substantial percentage of the Company's licenses of its recently introduced client/server applications software has been made to customers of the Company's earlier generation of mainframe-based products. In fiscal 1995, 54% of the Company's software license revenue was attributable to software licenses sold to companies that had purchased an earlier generation of the Company's products. The Company's revenue in future periods will depend in large part on its continued ability to sell its products to existing customers, as well as to customers that are not previous users of the Company's products. Failure to successfully transition the Company's existing base of mainframe customers to the Company's client/server products, or failure of such products to be adopted by new customers, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Business Strategy" and "-- Products."

INTERNATIONAL OPERATIONS


     The Company derived 57%, 55%, 55% and 54% of its total revenue from outside North America in fiscal 1993, 1994, 1995 and in the three months ended September 30, 1995, respectively, and expects that revenue generated outside of North America will continue to represent a significant portion of the Company's total revenue. This international business is subject to various risks inherent in international activities, including the impact on the Company's operations of, and the burdens of complying with, a wide variety of laws, regulations, rules and policies of local foreign governments, such as those relating to currency controls, hiring and termination of employees, import restrictions and the protection of propriety rights. There can be no assurance that the Company will be able to maintain or increase international market demand for the Company's products. In addition, a substantial percentage of the Company's international revenue is attributable to sales by the Company's international distributors and agents. Although no one distributor or agent accounted for more than 5% of the Company's total revenue in fiscal 1995, the loss of one or more of such distributors or agents could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company intends to develop programs to increase the dollar level of revenue generated by these distributors and agents. There can be no assurance that such programs will be successful or that the Company's will be able to continue to generate sales through distributors and agents at or above current levels. See "Business -- Business Strategy" and "-- Sales and Marketing."


     The Company's international operations also expose the Company to constantly fluctuating currency rates. Currency fluctuations have in the past adversely affected, and may in the future adversely affect, the Company's reported revenue, expenses and shareholders' equity. The Company's international sales are primarily denominated in foreign currencies. As a result, an increase in the value of the U.S. dollar relative to foreign currencies may have the effect of reducing the Company's reported revenue and profits from international sales denominated in such currencies. If the Company were to increase its prices in certain markets in response to such fluctuations, its products may be less competitive in those markets. Currency exchange rate fluctuations can also result in gains and losses from foreign currency exchange transactions. The Company at various times has entered into forward exchange contracts to hedge exposures related to foreign currency exchange transactions. Because the Company only selectively hedges against certain large transactions that present the most exposure to exchange rate fluctuations, the Company's results of operations will continue to be impacted by fluctuations in foreign currency exchange rates, which at times could be material. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Consolidated Financial Statements.



     The Company also believes that it is exposed to greater risks of software piracy in international markets because of the weaker protection afforded to intellectual property in some foreign jurisdictions. Although the Company is not aware of any significant unauthorized use of its proprietary software to date, there can be no assurance that it will not experience such unauthorized use in the future. See "Risk Factors -- Limited Intellectual Property Protection" and "Business -- Intellectual Property."


DEPENDENCE ON KEY PERSONNEL


     The Company's success depends to a significant extent on its ability to attract and retain key management, sales, consulting and technical personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able retain its key managerial, sales, consulting and technical employees or that it will be able to attract, assimilate or retain such highly qualified managerial, sales, consulting or technical personnel as may be required in the future. If the Company is unable to retain its key managerial, sales, consulting and technical personnel, or attract, assimilate and retain additional qualified personnel as needed, the Company's business, results of operations and financial condition could be materially adversely affected.


LIMITED INTELLECTUAL PROPERTY PROTECTION

     The Company's success is dependent on its proprietary technology. The Company does not hold any material patents and seeks to protect its technology primarily through trademarks, copyrights, employee and third-party non-disclosure agreements and trade secret laws, which afford only limited protection. The Company's software products are generally licensed to customers under license agreements which generally restrict usage to internal operations and prohibit unauthorized reproduction or transfer to third parties. The laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. In addition, certain provisions of the Company's contracts prohibiting unauthorized reproduction may be unenforceable under the laws of certain foreign countries. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or development by others of similar or superior technology. Although the Company believes that its products and technology do not infringe on any existing proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future or that any such claims will not require the Company to enter into license arrangements or result in litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. Should litigation with respect to any such claims commence, such litigation could be extremely expensive and time consuming and could have a material adverse effect on the Company's business, results of operations and financial condition regardless of the outcome of such litigation. See "Business -- Intellectual Property."

RISK OF SOFTWARE DEFECTS

     Software products as internally complex as those offered by the Company frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite extensive product testing by the Company, the Company has in the past released versions of its products with defects that were not discovered until after commencement of commercial shipment. Although the Company has not to date experienced material adverse effects resulting from any such defects and errors in current commercially released products, there can be no assurance that despite testing by the Company and by current and potential customers, defects and errors will not be found in new versions or enhancements after commencement of commercial shipments. Such defects or errors could result in damage to the Company's reputation, loss of revenue, delay in market acceptance, diversion of development and consulting resources and an increase in service and warranty costs, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Products" and "-- Research and Product Development."


PRODUCT LIABILITY

     The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of federal, state, local or foreign laws or ordinances currently in effect or enacted in the future or of unfavorable judicial decisions. Although the Company has not experienced any product liability claims with respect to its software products to date, the sale and support of the Company's products and the incorporation of products developed by third parties may entail the risk of such claims. A product liability claim brought against the Company, regardless of the merits of such claim, could have a material adverse effect upon the Company's business, results of operations and financial condition.

STOCK PRICE VOLATILITY


     The trading price of the Company's Common Stock has been and in the future could be subject to wide fluctuations in response to quarterly variations in results of operations, announcements of technological innovations or new products by the Company or its competitors, the Company reporting results of operations below the expectations of public market analysts and investors, changes in earnings estimates by securities analysts, general conditions in the software, decision support and computer industries and other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price of the stock of many high technology companies and that have often been unrelated or disproportionate to the operating results of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. The trading prices of these companies' stocks are at or near their historical highs and reflect price/earnings ratios substantially above historical norms. In particular, the trading price of the Company's Common Stock in the most recent completed quarter was at its all-time high and reflected the increased price/earnings ratios of high technology companies in general. There can be no assurance that the trading price of the Common Stock will remain at or near its current level. See "Price Range of Common Stock."


SHARES ELIGIBLE FOR FUTURE SALES; ADVERSE EFFECT ON MARKET PRICE


     Sales of substantial amounts of the Company's Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. Immediately upon completion of this Offering, the Company will have 9,365,273 shares of Common Stock outstanding, all of which, including the 2,170,000 shares offered hereby, will be freely tradeable without restriction under the Securities Act, unless they are held by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act of 1993, as amended (the "Securities Act")). Of the Company's shares outstanding at September 30, 1995, 696,591 shares are subject to lock-up agreements pursuant to which they may not be sold or transferred for 90 days after the date of this Prospectus. However, Robertson, Stephens & Company, in its sole discretion, may release shareholders from these lock-up agreements, in whole or in part, at any time and without notice. No prediction can be made as to the effect, if any, that sales of any such shares will have on the market price of the Common Stock prevailing from time to time. See "Selling Shareholders" and "Shares Eligible For Future Sale."

ANTI-TAKEOVER EFFECT OF BYLAWS AND MICHIGAN LAW


     The Company's Bylaws contain provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of the Company's Common Stock. The Company's Board of Directors is authorized to issue preferred stock and additional shares of Common Stock which, if issued, could dilute and adversely affect various rights of the holders of Common Stock, and, in addition, could be used to discourage an unsolicited attempt to acquire control of the Company. These provisions could limit the price that investors would be willing to pay in the future for shares of Common Stock and could make it more difficult for shareholders of the Company to effect certain corporate actions. See "Description of Capital Stock -- Anti-Takeover Effects of the Company's Bylaws and of Michigan Law."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 1,125,000 shares of Common Stock offered by the Company hereby are estimated to be $19,203,000 ($22,118,000 if the over-allotment option is exercised in full), assuming a public offering price of $18.33 per share and after deducting the Underwriting Discounts and Commissions and estimated offering expenses payable by the Company.



     The Company will use a portion of the net proceeds from the sale of its Common Stock to repay outstanding bank borrowings. As of September 30, 1995, the outstanding principal amount owed to the Company's banks under its lines of credit was approximately $4.7 million. The outstanding amount is due in October 1997 and the weighted average interest rate on such borrowings was 7.61% at September 30, 1995. The Company has not yet identified specific uses for the remainder of the net proceeds. The Company expects to use such remaining net proceeds for working capital and general corporate purposes. Net proceeds may also be used to acquire or invest in complementary businesses or technologies, although the Company is not currently involved in negotiations with respect to, and has no agreement or understanding regarding, any such acquisition or investment. Pending such uses, the Company intends to invest the net proceeds from the Offering in investment grade, short-term, interest-bearing instruments.


     The Company will not receive any proceeds from the sale of shares of Common Stock by Selling Shareholders. See "Selling Shareholders."

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol CSRE. As of September 25, 1995, there were approximately 1,204 holders of record of the Company's Common Stock.


     The following table sets forth the high and low per share trading prices of the Company's Common Stock, as reported on the Nasdaq National Market. All amounts in the following table have been adjusted to reflect a three-for-two stock split to be effective on November 20, 1995, conditioned upon approval by the Company's shareholders of an increase in the number of authorized shares of Common Stock on November 18, 1995.



                                                                      HIGH        LOW
                                                                     ------      ------
         FISCAL 1993
         First Quarter............................................   $ 7.50      $ 4.50
         Second Quarter...........................................     9.83        4.83
         Third Quarter............................................     9.50        4.67
         Fourth Quarter...........................................     5.17        3.83
         FISCAL 1994
         First Quarter............................................   $ 7.33      $ 3.83
         Second Quarter...........................................     7.83        6.33
         Third Quarter............................................     8.50        6.00
         Fourth Quarter...........................................     9.33        6.17
         FISCAL 1995
         First Quarter............................................   $ 8.50      $ 6.00
         Second Quarter...........................................     9.83        7.17
         Third Quarter............................................    11.50        8.83
         Fourth Quarter...........................................    14.33       10.00
         FISCAL 1996
         First Quarter............................................   $21.58      $13.50
         Second Quarter (through October 20, 1995)................    20.33       17.67



     On October 20, 1995, the closing price of the Company's Common Stock was $18.33, as adjusted to reflect the three-for-two stock split described above.


                                DIVIDEND POLICY


     The Company has not paid cash dividends on its Common Stock since its incorporation. It is the Company's present policy to retain earnings for use in the Company's business. Accordingly, the Company does not anticipate that cash dividends will be paid in the foreseeable future. Certain of the Company's credit agreements contain covenants which prohibit the payment of cash dividends on the Common Stock.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company (i) as of September 30, 1995, and (ii) as adjusted to give effect to the sale of the 1,125,000 shares of Common Stock offered by the Company at the assumed public offering price of $18.33 per share and application of the estimated net proceeds thereof. See "Use of Proceeds." This information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.



                                                                           SEPTEMBER 30, 1995
                                                                         ----------------------
                                                                                         AS
                                                                         ACTUAL       ADJUSTED
                                                                         -------      ---------
                                                                             (IN THOUSANDS)
Long-term debt........................................................   $ 4,662       $    --
Shareholders' equity:
  Capital stock:
     Preferred stock, no par value; 5,000,000 shares authorized, none
      issued..........................................................        --            --
     Common stock, $1.00 par value; 20,000,000 shares authorized(1);
      8,240,273 shares issued and outstanding, actual; 9,365,273
      shares issued and outstanding, as adjusted......................     8,240         9,365
  Capital contributed in excess of par................................    13,278        31,356
  Retained earnings...................................................    16,987        16,987
  Currency translation adjustments....................................    (3,217)       (3,217)
                                                                         -------       -------
                                                                          35,288        54,491
  Less -- Notes receivable............................................      (934)         (934)
                                                                         -------       -------
         Total shareholders' equity...................................    34,354        53,557
                                                                         -------       -------
           Total capitalization.......................................   $39,016       $53,557
                                                                         =======       =======


---------------
(1) Assumes that the Company's shareholders approve an increase in the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 on November 18, 1995.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table summarizes selected consolidated financial data which should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this Prospectus. The selected consolidated financial data set forth below as of June 30, 1993, 1994 and 1995 and for each of the three fiscal years in the period ended June 30, 1995 have been derived from the Company's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants.


     The selected consolidated financial data set forth below as of September 30, 1995 and for the three months ended September 30, 1994 and 1995 have been derived from unaudited financial statements that, in management's opinion, include all necessary adjustments (consisting only of normal recurring adjustments) to present fairly the financial condition and results of operations for such dates and periods. The results of operations for the three months ended September 30, 1994 and 1995 are not necessarily indicative of results to be expected for the full fiscal year.



                                                                                                       THREE MONTHS ENDED
                                                                      YEAR ENDED JUNE 30,                SEPTEMBER 30,
                                                                --------------------------------       ------------------
                                                                  1993        1994        1995          1994       1995
                                                                --------    --------    --------       -------    -------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Software licenses..........................................   $ 40,397    $ 37,871    $ 49,294       $10,006    $13,920
  Software maintenance.......................................     43,064      41,625      36,649         8,972      9,015
  Implementation, consulting and other services..............     21,733      17,130      22,415         5,180      5,718
                                                                --------    --------    --------       -------    -------
      Total revenue..........................................    105,194      96,626     108,358        24,158     28,653
                                                                --------    --------    --------       -------    -------
Costs and expenses:
  Selling and marketing......................................     54,065      46,457      45,283        10,232     12,038
  Cost of revenue and support................................     20,528      17,670      24,799         5,382      6,690
  Internal research and product development..................     22,989      19,293      16,180         4,070      3,998
  Internally capitalized software............................    (15,035)    (13,193)    (11,667)       (3,079)    (2,358)
  Software amortization......................................     10,761      12,517      13,250         3,385      2,616
  General and administrative.................................     11,668       9,891(1)   11,663         2,750      3,041
  Unusual charge.............................................         --          --       6,365            --         --
  Restructuring related costs................................      1,489       2,343          --            --         --
                                                                --------    --------    --------       -------    -------
      Total costs and expenses...............................    106,465      94,978     105,873        22,740     26,025
                                                                --------    --------    --------       -------    -------
Income (loss) from operations................................     (1,271)      1,648       2,485         1,418      2,628
Other income (expense):
  Interest income............................................        298          79         157            21         15
  Interest expense...........................................       (611)       (568)       (669)         (187)      (156)
  Exchange gain (loss).......................................        480         (25)        307           (37)       (89)
                                                                --------    --------    --------       -------    -------
      Total other income (expense)...........................        167        (514)       (205)         (203)      (230)
                                                                --------    --------    --------       -------    -------
Income (loss) before taxes...................................     (1,104)      1,134       2,280         1,215      2,398
Provision (benefit) for income taxes.........................        659         912      (3,048)(2)       464        888
                                                                --------    --------    --------       -------    -------
Net income (loss)............................................   $ (1,763)   $    222    $  5,328       $   751    $ 1,510
                                                                ========    ========    ========       =======    =======
Net income (loss) per common share...........................   $  (0.22)   $   0.03    $   0.63       $  0.09    $  0.17
                                                                ========    ========    ========       =======    =======
Weighted average number of common and dilutive common
  equivalent shares..........................................      7,978       8,234       8,398         8,235      8,730
                                                                ========    ========    ========       =======    =======



                                                                             JUNE 30,
                                                                 --------------------------------       SEPTEMBER 30,
                                                                   1993        1994        1995             1995
                                                                 --------    --------    --------       -------------
                                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash..........................................................    $ 2,593     $ 1,774     $ 1,398          $ 2,023
Total assets..................................................     92,582      88,944      79,310           81,376
Long-term debt................................................     16,058      15,354       5,436            4,662
Total shareholders' equity....................................     26,161      26,506      32,548           34,354


---------------
(1) Includes a $1.1 million gain from the sale of undeveloped land.

(2) Includes a $4.1 million tax benefit related to the recognition of prior years' net operating losses and tax credits as well as tax reserves released.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     Comshare develops, markets and supports client/server decision support applications software designed to improve business analysis, planning, reporting and decision making. Since its inception in 1966, the Company has accomplished several technology and product transitions. Prior to 1992, the Company was principally involved in the development, marketing and support of mainframe-based executive information systems. Beginning in 1992, in response to the market shift away from mainframe to client/server technology, the Company began to transition its products to the client/server environment. Today, all of the Company's major products are available for client/server implementations.



     The Company's revenue in fiscal 1993, 1994 and 1995 and in the three months ended September 30, 1995 was significantly impacted by the growth of client/server software license and maintenance revenue and the decline in mainframe software license and maintenance revenue, which offset the client/server growth in fiscal 1993 and 1994. As a result of the release of the Company's new client/server and Windows-based products beginning in mid-fiscal 1994, client/server software license and maintenance revenue increased 15.3%, 39.3% and 43.5% in fiscal 1994, fiscal 1995 and the three months ended September 30, 1995, respectively, as compared to the same period in the prior year. Mainframe software license and maintenance revenue declined 24.2%, 35.3% and 31.2% in fiscal 1994, fiscal 1995 and the three months ended September 30, 1995, respectively, as compared to the same period in the prior year. During fiscal 1995, for the first time, the dollar increase in client/server software license and maintenance revenue exceeded the dollar decline in mainframe software license and maintenance revenue. The increase in client/server software license and maintenance revenue in fiscal 1995 and in the three months ended September 30, 1995 was driven by increases in client/server software licenses across all three of the Company's decision support markets.


     In connection with the Company's transition to client/server platforms, the Company significantly downsized its operations and wrote off all of its capitalized mainframe software. These actions resulted in unusual or restructuring related costs of $1.5 million, $2.3 million and $6.4 million in fiscal 1993, 1994 and 1995, respectively. The Company's fiscal 1995 results also included a $4.1 million tax benefit related to the recognition of prior years' net operating losses and tax credits as well as tax reserves released.


     The Company's products are sold by direct sales organizations in the United States, Canada, the United Kingdom, France, Germany and Australia and by an extensive network of agents and distributors covering 34 countries not directly served by the Company. In fiscal 1995 and the three months ended September 30, 1995, 55.3% and 53.7%, respectively, of the Company's revenue was derived from sales outside of North America.

RESULTS OF OPERATIONS


     The following table sets forth, for the periods indicated, certain financial data as a percentage of total revenue and the percentage change in the dollar amounts of certain financial data over the same period of the prior year:



                                                                                                                     PERCENT
                                                                         PERCENT                THREE MONTHS         INCREASE
                                         YEAR ENDED                INCREASE (DECREASE)              ENDED           (DECREASE)
                                          JUNE 30,              -------------------------       SEPTEMBER 30,      ------------
                                  -------------------------     1994 OVER      1995 OVER      -----------------     1995 OVER
                                  1993      1994      1995         1993           1994         1994       1995         1994
                                  -----     -----     -----     ----------     ----------     ------     ------    ------------
Revenue:
  Software licenses.............   38.4%     39.2%     45.5%        (6.3)%         30.2%        41.4%      48.6%        39.1%
  Software maintenance..........   41.0      43.1      33.8         (3.3)         (12.0)        37.1       31.4          0.5
  Implementation, consulting and
    other services..............   20.6      17.7      20.7        (21.2)          30.9         21.5       20.0         10.4
                                  -----     -----     -----                                    -----      -----
      Total revenue.............  100.0     100.0     100.0         (8.1)          12.1        100.0      100.0         18.6
Costs and expenses:
  Selling and marketing.........   51.4      48.1      41.8        (14.1)          (2.5)        42.3       42.0         17.7
  Cost of revenue and support...   19.5      18.3      22.9        (13.9)          40.3         22.3       23.3         24.3
  Internal research and product
    development.................   21.9      20.0      14.9        (16.1)         (16.1)        16.8       14.0        (1.8)
  Internally capitalized
    software....................  (14.3)    (13.7)    (10.8)       (12.3)         (11.6)       (12.7)      (8.2)      (23.4)
  Software amortization.........   10.2      13.0      12.2         16.3            5.9         14.0        9.1       (22.7)
  General and administrative....   11.1      10.2      10.8        (15.2)          17.9         11.4       10.6         10.6
  Unusual charge................     --        --       5.9           --              *           --         --           --
  Restructuring related costs...    1.4       2.4        --         57.4              *           --         --           --
                                  -----     -----     -----                                    -----      -----
      Total costs and
        expenses................  101.2      98.3      97.7        (10.8)          11.5         94.1       90.8         14.4
Income (loss) from operations...   (1.2)      1.7       2.3            *           50.8          5.9        9.2         85.3
Other income (expense)..........    0.2      (0.5)     (0.2)           *           60.1         (0.9)      (0.8)        13.3
                                  -----     -----     -----                                    -----      -----
Income (loss) before taxes......   (1.0)      1.2       2.1            *          101.1%         5.0        8.4         97.4
Provision (benefit) for income
  taxes.........................    0.6       1.0      (2.8)        38.4%             *          1.9        3.1         91.4
                                  -----     -----     -----                                    -----      -----
Net income (loss)...............   (1.6)%     0.2%      4.9%           *              *          3.1%       5.3%       101.1%
                                  =====     =====     =====                                    =====      =====


---------------
* Not meaningful.


     The following table sets forth, for the periods indicated, certain sources of software license revenue in dollar amounts and the percentage change in the dollar amounts of such sources over the same period of the prior year:



                                                                                                                      PERCENT
                                                                          PERCENT                THREE MONTHS         INCREASE
                                         YEAR ENDED                 INCREASE (DECREASE)             ENDED            (DECREASE)
                                          JUNE 30,                -----------------------       SEPTEMBER 30,       ------------
                                -----------------------------     1994 OVER     1995 OVER     ------------------     1995 OVER
                                 1993       1994       1995         1993          1994         1994       1995          1994
                                -------    -------    -------     ---------     ---------     -------    -------    ------------
                                       (IN THOUSANDS)                                                 (IN THOUSANDS)
Software license revenue:
  Client/server:
    EIS.......................  $13,785    $15,849    $26,748        15.0%         68.8%      $ 4,661    $ 7,492         60.7%
    Financial Reporting.......    7,291      7,160     10,047        (1.8)         40.3         2,073      3,277         58.1
    Retail Decision Support...    2,945      5,075      8,506        72.3          67.6         2,075      2,573         24.0
    Other.....................       --        220        210           *          (4.6)           54         53         (1.9)
                                -------    -------    -------                                 -------    -------
      Total client/server.....   24,021     28,304     45,511        17.8          60.8         8,863     13,395         51.1
  Mainframe...................   16,264      9,375      3,783       (42.4)        (59.6)        1,143        525        (54.1)
  Other.......................      112        192         --        71.4             *            --         --           --
                                -------    -------    -------                                 -------    -------
      Total software license
        revenue...............  $40,397    $37,871    $49,294        (6.3)         30.2       $10,006    $13,920         39.1
                                =======    =======    =======                                 =======    =======
Software maintenance revenue:
  Client/server...............  $16,526    $18,456    $19,620        11.7           6.3       $ 4,460    $ 5,717         28.2
  Mainframe...................   25,970     22,639     16,932       (12.8)        (25.2)        4,415      3,298        (25.3)
  Other.......................      568        530         97        (6.7)        (81.7)           97         --            *
                                -------    -------    -------                                 -------    -------
      Total software
        maintenance revenue...  $43,064    $41,625    $36,649        (3.3)%       (12.0)%     $ 8,972    $ 9,015          0.5%
                                =======    =======    =======                                 =======    =======


---------------
* Not meaningful.

THREE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED WITH THE THREE MONTHS ENDED SEPTEMBER 30, 1994



REVENUE



     The Company's revenue consists of software license, software maintenance and implementation, consulting and other service revenue. Software license revenue is recognized once the customer contract has been executed and the product has been shipped; software maintenance revenue is recognized over the term of the maintenance contract; and implementation, consulting and other service revenue is recognized as services are performed.



     Total revenue for the three months ended September 30, 1995 increased 18.6% to $28.7 million, from $24.2 million in the three months ended September 30, 1994. The primary cause of this increase in revenue was the increase in client/server software license and maintenance revenue.



     Software License Revenue. Total software license revenue for the three months ended September 30, 1995 increased 39.1% to $13.9 million, or 48.6% of total revenue, from $10.0 million, or 41.4% of total revenue in the three months ended September 30, 1994. Software license revenue from client/server products for the three months ended September 30, 1995 increased 51.1% to $13.4 million, or 96.2% of total software license revenue, from $8.9 million, or 88.6% of total software license revenue in the three months ended September 30, 1994. Software license revenue from the Company's mainframe products for the three months ended September 30, 1995 decreased 54.1% to $0.5 million, or 3.8% of total software license revenue, from $1.1 million, or 11.4% of total software license revenue in the three months ended September 30, 1994. Software license revenue from mainframe products is expected to continue to decline as the Company continues to emphasize its client/server products.



     Software license revenue increased in all three decision support market areas. In the EIS market, software license revenue in the three months ended September 30, 1995 increased 45.1% to $8.0 million, or 57.3% of total software license revenue, from $5.5 million, or 54.9% of total software license revenue in the three months ended September 30, 1994. Software license revenue for the Company's client/server EIS products in the three months ended September 30, 1995 increased 60.7% to $7.5 million, or 53.8% of total software license revenue, from $4.7 million, or 46.6% of total software license revenue in the three months ended September 30, 1994, principally due to the strong demand experienced for Commander OLAP. This increase in EIS client/server software license revenue was partially offset by declines in EIS mainframe software license revenue. Software license revenue for the Company's client/server financial reporting products in the three months ended September 30, 1995 increased 58.1% to $3.3 million, or 23.5% of total software license revenue, from $2.1 million, or 20.7% of total software license revenue in the three months ended September 30, 1994, principally due to the sales of enhanced versions of Commander FDC and Commander Budget products during the three months ended September 30, 1995 that were not released in the three months ended September 30, 1994. In the retail decision support applications market area, software license revenue in the three months ended September 30, 1995 increased 15.5% to $2.6 million, or 18.8% of total software license revenue, from $2.3 million, or 22.6% of total software license revenue in the three months ended September 30, 1994. Software license revenue for the Company's client/server retail decision support products in the three months ended September 30, 1995 increased 24.0% to $2.6 million, or 18.5% of total software license revenue, from $2.1 million, or 20.7% of total software license revenue in the three months ended September 30, 1994. The increase was principally attributable to sales of an enhanced version of ARTHUR Plan Monitor, incorporating Arbor's Essbase, during the three months ended September 30, 1995, that was not released in the three months ended September 30, 1994.



     Software Maintenance Revenue. Software maintenance revenue was $9.0 million in each of the three month periods ended September 30, 1995 and 1994, or 31.4% and 37.1% of total revenue, respectively. Client/server software maintenance revenue in the three months ended September 30, 1995 increased 28.2% to $5.7 million, or 63.4% of total software maintenance revenue, from $4.5 million, or 49.7% of total software maintenance revenue in the three months ended September 30, 1994. The increase was principally due to the increase in client/server license revenue during the most recent twelve months in all three decision support market areas. Mainframe software maintenance revenue in the three months ended September 30, 1995 decreased 25.3% to $3.3 million, or 36.6% of total software maintenance revenue, from $4.4 million, or 49.2% of total software maintenance revenue in the three months ended September 30, 1994. The decrease was primarily due to mainframe maintenance cancellations and customer migration to client/server platforms.



     Implementation, Consulting and Other Service Revenue. Implementation, consulting and other service revenue in the three months ended September 30, 1995 increased 10.4% to $5.7 million, or 20.0% of total revenue, from $5.2 million, or 21.5% of total revenue in the three months ended September 30, 1994. The increase in client/server software license revenue in all three decision support markets led to increased demand for implementation and consulting services.



COSTS AND EXPENSES



     Total operating expenses in the three months ended September 30, 1995 increased 14.4% to $26.0 million, with an operating profit margin of 9.2%, compared with total operating expenses of $22.7 million, with an operating profit margin of 5.9% in the three months ended September 30, 1994.



     Selling and Marketing Expense. The Company's selling and marketing expense primarily includes employee costs, travel costs, agent fees, facilities expenses and advertising. Selling and marketing expense in the three months ended September 30, 1995 increased 17.7% to $12.0 million, or 42.0% of total revenue, from $10.2 million, or 42.3% of total revenue in the three months ended September 30, 1994. The dollar increase was principally due to an increase in employee costs, including sales commissions, in support of increased revenue in the three months ended September 30, 1995, compared with the same fiscal quarter in the prior year.



     Cost of Revenue and Support. Cost of revenue and support includes direct costs of producing software, royalty expense for licensed technologies, customer support costs and costs related to service revenue. Cost of revenue and support in the three months ended September 30, 1995 increased 24.3% to $6.7 million, or 23.3% of total revenue, from $5.4 million, or 22.3% of total revenue in the three months ended September 30, 1994. The increase was primarily attributable to increased royalty fees payable to Arbor as a result of increased software license revenue from certain Comshare products which use Arbor's Essbase and to the higher costs to support the growth in implementation, consulting and other services revenue.



     Internal Research and Product Development; Internally Capitalized Software; Software Amortization Expense. Internal research and product development expense primarily includes employee costs, facilities expenses and computer hardware and software costs. Internal research and product development expense in the three months ended September 30, 1995 remained relatively constant at $4.0 million, or 14.0% of total revenue, compared with $4.1 million, or 16.8% of total revenue in the three months ended September 30, 1994. Internally capitalized software in the three months ended September 30, 1995 decreased 23.4% to $2.4 million, or 8.2% of total revenue, from $3.1 million, or 12.7% of total revenue in the three months ended September 30, 1994. The decrease is primarily due to increased levels of development costs that were not capitalizable. Software amortization expense in the three months ended September 30, 1995 decreased 22.7% to $2.6 million, or 9.1% of total revenue, from $3.4 million, or 14.0% of total revenue in the three months ended September 30, 1994. The decrease in amortization expense was principally attributable to reduced levels of capitalized software following the write-off of capitalized mainframe software in the fourth quarter of fiscal 1995. The Company expects software amortization expense to exceed internally capitalized software in fiscal 1996, but does not expect the excess of software amortization expense over internally capitalized software to be materially different from that of fiscal 1995.



     General and Administrative Expense. General and administrative expense primarily includes employee costs, facilities expenses and professional fees. General and administrative expense in the three months ended September 30, 1995 increased 10.6% to $3.0 million, or 10.6% of total revenue, from $2.8 million, or 11.4% of total revenue in the three months ended September 30, 1994. The increase in general and administrative expense is primarily attributable to professional services and employee-related costs.



INTEREST EXPENSE



     Interest expense in the three months ended September 30, 1995 decreased 16.6% to $156,000, or 0.5% of total revenue, from $187,000, or 0.8% of total revenue in the three months ended September 30, 1994. The decrease was primarily due to reduced loan balances outstanding during the period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



PROVISION FOR INCOME TAXES



     The effective income tax rate in the three months ended September 30, 1995 was 37.0%, as compared with 38.2% for the same period a year ago. A comparative analysis of the factors influencing the effective income tax rate is presented in Note 8 of Notes to Consolidated Financial Statements.



FOREIGN CURRENCY



     In the three months ended September 30, 1995, 53.7% of the Company's total revenue was from outside North America. Most of the Company's international revenue is denominated in foreign currencies. The Company recognizes currency transaction gains and losses in the period of occurrence. As currency rates are constantly changing, these gains and losses can, at times, fluctuate greatly. The Company had an exchange loss of $89,000 in the three months ended September 30, 1995, as compared with a $37,000 exchange loss for the three months ended September 30, 1994.



     Foreign currency fluctuations in the three months ended September 30, 1995 impacted operating income as currency fluctuations on revenue denominated in a foreign currency were offset by currency fluctuations on expenses denominated in foreign currency. Overall, the increase in total revenue for the three months ended September 30, 1995, compared with the three months ended September 30, 1994, would have been approximately $0.5 million lower, offset by a reduction in the increase in total expenses, resulting in an estimated net $25,000 positive impact on the increase in pre-tax profit, at comparable exchange rates.



     At various times, the Company denominates borrowings in foreign currencies and enters into forward exchange contracts to hedge exposures related to foreign currency transactions. In general, the Company uses forward exchange contracts selectively to hedge against certain large transactions that present the most exposure to exchange rate fluctuations. The Company had two forward contracts totaling $1.8 million outstanding at September 30, 1995. See Note 1 of Notes to Consolidated Financial Statements.


FISCAL 1995 COMPARED WITH FISCAL 1994

REVENUE


     Total revenue for fiscal 1995 increased 12.1% to $108.4 million from $96.6 million in fiscal 1994. This revenue growth was primarily due to the increase in client/server software license revenue, reflecting the release of the Company's new products during the past 18 months.



     Software License Revenue. Total software license revenue in fiscal 1995 increased 30.2% to $49.3 million, or 45.5% of total revenue, from $37.9 million, or 39.2% of total revenue in fiscal 1994. Software license revenue from client/server products in fiscal 1995 increased 60.8% to $45.5 million, or 92.3% of total software license revenue, from $28.3 million, or 74.7% of total software license revenue in fiscal 1994. Software license revenue from the Company's mainframe products in fiscal 1995 decreased 59.6% to $3.8 million, or 7.7% of total software license revenue, from $9.4 million, or 24.8% of total software license revenue in fiscal 1994.

     Software license revenue increased in all three decision support market areas. In the EIS market, software license revenue in fiscal 1995 increased 25.7% to $29.8 million, or 60.4% of total software license revenue, from $23.7 million, or 62.5% of total software license revenue in fiscal 1994. Software license revenue for the Company's client/server EIS products in fiscal 1995 increased 68.8% to $26.8 million, or 54.3% of total software license revenue, from $15.8 million, or 41.9% of total software license revenue in fiscal 1994, principally due to the March 1994 release of Commander OLAP. This increase in EIS client/server software license revenue was partially offset by declines in EIS mainframe software license revenue. Software license revenue for the Company's client/server financial reporting products in fiscal 1995 increased 40.3% to $10.0 million, or 20.4% of total software license revenue, from $7.2 million, or 18.9% of total software license revenue in fiscal 1994, principally due to the release of Windows versions of Commander FDC and Commander Budget. In the retail decision support applications market area, software license revenue in fiscal 1995 increased 40.9% to $9.1 million, or 18.5% of total software license revenue, from $6.5 million, or 17.1% of total software license revenue in fiscal 1994. Software license revenue for the Company's client/server retail decision support products in fiscal 1995 increased 67.6% to $8.5 million, or 17.3% of total software license revenue, from $5.1 million, or 13.4% of total software license revenue in fiscal 1994, principally as a result of new client/server releases of ARTHUR Planning and ARTHUR Plan Monitor.

     Software Maintenance Revenue. Software maintenance revenue in fiscal 1995 decreased 12.0% to $36.6 million, or 33.8% of total revenue, from $41.6 million, or 43.1% of total revenue in fiscal 1994. The decrease was primarily due to the decline in software maintenance revenue from mainframe products. Mainframe software maintenance revenue in fiscal 1995 decreased 25.2% to $16.9 million, or 46.2% of total software maintenance revenue, from $22.6 million, or 54.4% of total software maintenance revenue in fiscal 1994. The decrease was principally due to the conversion of certain agents to distributors, the impact of maintenance cancellations and price discounts on multi-year agreements. Client/server software maintenance revenue in fiscal 1995 increased 6.3% to $19.6 million, or 53.5% of total software maintenance revenue, from $18.5 million, or 44.3% of total software maintenance revenue in fiscal 1994. The increase was due to the growth in client/server software licenses, partially offset by the conversion of certain agents to distributors. The conversion of certain agents to distributors in fiscal 1994 impacted the comparability of software maintenance revenue in fiscal 1995 and fiscal 1994. When an agent converts to a distributor, sales are made directly to the distributor rather than the end-user, and the distributor assumes the obligation of providing maintenance. In addition, the revenue from distributors is recognized net of fees (which fees are approximately the same as agent fees, but unlike agent fees, are not recorded as selling expenses), and revenue from agents is recognized before deducting their fees. As a result, the conversion of agents to distributors reduced reported software maintenance revenue in fiscal 1995, without a material impact on operating profits. In addition, in fiscal 1994, software maintenance revenue benefited from the nonrecurring release of approximately $1.6 million of deferred software maintenance revenue related to the conversion of the Company's Belgium and Holland offices to an independent agency and to the conversion of certain of the Company's agents to distributors. Included in fiscal 1994 operating expenses was approximately $0.9 million of costs associated with the recording of this software maintenance revenue.

     Implementation, Consulting and Other Service Revenue. Implementation, consulting and other service revenue in fiscal 1995 increased 30.9% to $22.4 million, or 20.7% of total revenue, from $17.1 million, or 17.7% of total revenue in fiscal 1994. The increase in client/server software license revenue during the fiscal period in all three decision support market areas created increased demand for implementation, consulting and other services.

COSTS AND EXPENSES


     Total operating expenses, excluding restructuring and unusual charges, in fiscal 1995 increased 7.4% to $99.5 million, with an operating profit margin of 8.2%, compared with total operating expenses of $92.6 million, with an operating profit margin of 4.1% in fiscal 1994.

     Selling and Marketing Expense. Selling and marketing expense in fiscal 1995 decreased 2.5% to $45.3 million, or 41.8% of total revenue, from $46.5 million, or 48.1% of total revenue in fiscal 1994. The decrease was principally due to a $5.4 million reduction in agent fees as a result of the conversion of certain agents to distributors. Partially offsetting this decline was a $3.8 million increase in direct selling and marketing expenses during fiscal 1995 to support the increased revenue base.



     Cost of Revenue and Support Expense. Cost of revenue and support in fiscal 1995 increased 40.3% to $24.8 million, or 22.9% of total revenue, from $17.7 million, or 18.3% of total revenue in fiscal 1994. The increase is primarily attributed to royalty fees related to the use of Arbor's Essbase in certain of the Company's products and to personnel and outside contract costs associated with the growth in implementation, consulting and other services.



     Internal Research and Product Development; Internally Capitalized Software; Software Amortization Expense. Internal research and product development expense in fiscal 1995 decreased 16.1% to $16.2 million, or 14.9% of total revenue, from $19.3 million, or 20.0% of total revenue in fiscal 1994. The decrease was primarily attributable to staff reductions made at the end of 1994. These reductions principally reflected the Company's change in development strategy to include the increased utilization of technology developed by third parties, which the Company believes shortens development cycles, minimizes investment in software tools and accelerates time to market. The decrease in internal research and product development costs resulted in lower internally capitalized software in fiscal 1995 of $11.7 million, or 10.8% of total revenue, compared with $13.2 million, or 13.7% of total revenue, in fiscal 1994. Software amortization expense increased 5.9% to $13.2 million in the current year, or 12.2% of total revenue, from $12.5 million, or 13.0% of total revenue in fiscal 1994. The increase in software amortization expense was a result of new client/server product enhancements released during the previous year.



     General and Administrative Expense. General and administrative expense in fiscal 1995 increased 17.9% to $11.7 million, or 10.8% of total revenue, from $9.9 million, or 10.2% of total revenue in fiscal 1994. General and administrative expense, after excluding the $1.1 million gain on the sale of undeveloped land which was included in general and administrative expense in fiscal 1994, increased 6.4% in fiscal 1995, as compared with the prior year. This increase in general and administrative expenses principally related to employee costs, including relocation, travel and incentives.


     Unusual Charge. An unusual charge of $6.4 million was recorded in fiscal 1995 due to the write-off of capitalized software associated with the Company's mainframe products. The write-off was the result of the Company's 1996 product plans to focus primarily on client/server decision support applications software and the decreased industry emphasis on mainframe decision support software products. In addition, the Company recently implemented a marketing strategy to migrate its existing clients using mature mainframe products to its new client/server products. The above factors will reduce the future revenue from mainframe software, which prompted the Company to write off the remainder of its capitalized mainframe software.

INTEREST EXPENSE

     Interest expense in fiscal 1995 increased 17.8% to $0.7 million, from $0.6 million in fiscal 1994. The increase was primarily due to the loan origination fees associated with amending and restating a domestic credit agreement with the Company's banks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

BENEFIT FOR INCOME TAXES

     The benefit from income taxes was $3.0 million in fiscal 1995, as compared with an income tax provision of $0.9 million for fiscal 1994. The income tax benefit included the release of tax valuation reserves of $2.5 million related to tax credits, attributable to the significant improvement in the Company's profitability in fiscal 1995, which allowed for the realization of a significant portion of these credits. In addition, settlements with tax authorities regarding certain outstanding issues allowed the

Company to release tax reserves of $1.6 million previously established against these exposures. The net tax assets remaining are projected by the Company to be substantially utilized by fiscal 1997, well before expiration. A comparative analysis of the factors influencing the effective income tax rate is presented in Note 8 of Notes to Consolidated Financial Statements.

FOREIGN CURRENCY


     In fiscal 1995, 55.3% of Comshare's total revenue was from outside North America. The Company had an exchange gain of $0.3 million in fiscal 1995, compared with an exchange loss of $25,000 in fiscal 1994. The exchange gain in fiscal 1995 was attributable to the strengthening of the Deutsche mark and French franc against the British pound.



     Foreign currency fluctuations in fiscal 1995 impacted operating income as currency fluctuations on revenue denominated in a foreign currency were offset by currency fluctuations on expenses denominated in foreign currency. Overall, the increase in total revenue and total expenses in fiscal 1995, compared with fiscal 1994, would have been approximately $3.6 million and $3.3 million lower, respectively, with an estimated net $0.3 million negative impact on the increase in pre-tax profit, at comparable exchange rates.



     The Company had two forward contracts totaling $2.2 million outstanding at June 30, 1995. See Note 1 of Notes to Consolidated Financial Statements.


FISCAL 1994 COMPARED WITH FISCAL 1993

REVENUE

     Total revenue for fiscal 1994 decreased 8.1% to $96.6 million from $105.2 million in fiscal 1993. The decrease was principally due to both the decline in revenue from mainframe sources and the weakening of foreign currencies against the U.S. dollar in fiscal 1994. Overall, total revenue for fiscal 1994 would have been approximately $5.5 million higher, as compared to fiscal 1993 levels, at comparable exchange rates.

     Software License Revenue. Total software license revenue in fiscal 1994 decreased 6.3% to $37.9 million, or 39.2% of total revenue, compared with $40.4 million, or 38.4% of total revenue in fiscal 1993. Software license revenue from client/server products in fiscal 1994 increased 17.8% to $28.3 million, or 74.7% of total software license revenue, from $24.0 million, or 59.5% of total software license revenue in fiscal 1993. Software license revenue from the Company's mainframe products in fiscal 1994 decreased 42.4% to $9.4 million, or 24.8% of total software license revenue, from $16.3 million, or 40.3% of total software license revenue in fiscal 1993. The Company believes that this decline was due to the industry slowdown in sales of mainframe computer software as customers migrated to new generation client/server operating systems from their traditional mainframe operating systems.

     In the EIS market, software license revenue in fiscal 1994 decreased 17.7% to $23.7 million, or 62.5% of total software license revenue, from $28.8 million, or 71.3% of total software license revenue in fiscal 1993, primarily due to the decline in mainframe software license revenue partially offset by the revenue resulting from the March 1994 release of the Company's Commander OLAP product. Software license revenue from financial reporting applications remained essentially unchanged in fiscal 1994 at $7.3 million, compared with the prior year. Retail decision support software license revenue in fiscal 1994 increased 54.8% to $6.5 million, or 17.1% of total software license revenue, from $4.2 million, or 10.4% of total software license revenue in fiscal 1993, principally as a result of the international release of a new Windows version of ARTHUR Planning.

     Software Maintenance Revenue. Total software maintenance revenue in fiscal 1994 decreased 3.3% to $41.6 million, or 43.1% of total revenue, from $43.1 million, or 41.0% of total revenues in fiscal 1993. Mainframe software maintenance revenue in fiscal 1994 decreased 12.8% to $22.6 million, or 54.4% of total software maintenance revenue, from $26.0 million, or 60.3% of total software maintenance revenue in fiscal 1993. Partially offsetting the decline was the increase in software maintenance revenue from client/server products, which in fiscal 1994 increased 11.7% to $18.5 million, or 44.3% of total software maintenance revenue, from $16.5 million, or 38.4% of total software maintenance revenue in fiscal 1993.

     During fiscal 1994, software maintenance revenue benefited from the release of approximately $1.6 million of deferred revenue related to the conversion of the Company's Belgium and Holland offices to an independent agent and to the conversion of certain of the Company's agents to distributors. Included in operating expenses was approximately $0.9 million of costs associated with the recording of the maintenance revenue.

     Implementation, Consulting and Other Service Revenue. Implementation, consulting and other service revenue in fiscal 1994 decreased 21.2% to $17.1 million, or 17.7% of total revenue, from $21.7 million, or 20.6% of total revenue in fiscal 1993. The decrease in implementation, consulting and other service revenue was partially due to the decline in mainframe software license revenue and increased competition from small implementation and consulting service companies, as well as to management changes in France in the second quarter.

COSTS AND EXPENSES

     Total costs and expenses for fiscal 1994 and fiscal 1993 included $2.3 million and $1.5 million, respectively, of restructuring related costs. Excluding the restructuring related costs, total costs and expenses in fiscal 1994 decreased 11.8% to $92.6 million from $105.0 million in fiscal 1993. The weakening of foreign currencies against the U.S. dollar in fiscal 1994 caused $4.8 million of the decline in total costs and expenses from fiscal 1993 levels. The remaining $6.4 million of the decline was primarily the result of cost containment actions taken by the Company at the end of fiscal 1993, most of which related to personnel reductions implemented in connection with the restructuring.

     Selling and Marketing Expense. Selling and marketing expense in fiscal 1994 decreased 14.1% to $46.5 million, or 48.1% of total revenue, from $54.1 million, or 51.4% of total revenue in fiscal 1993. The decrease was principally due to cost containment actions taken by the Company at the end of fiscal 1993.


     Cost of Revenue and Support Expense. Cost of revenue and support decreased 13.9% to $17.7 million, or 18.3% of total revenue in fiscal 1994, from $20.5 million or 19.5% of total revenue in fiscal 1993. The decline was principally caused by lower costs associated with the $4.6 million decline in implementation, consulting and other service revenue. This was partially offset by the inclusion of $1.0 million of royalty expense in fiscal 1994 for products licensed from others for use in the Company's product offerings. The increase in royalty expense was principally due to the initiation in March 1994 of sales of products which incorporated Essbase, licensed from Arbor.


     Internal Research and Product Development; Internally Capitalized Software; Software Amortization Expense. Internal research and product development expense decreased 16.1% to $19.3 million, or 20.0% of total revenue in fiscal 1994, compared with $23.0 million, or 21.9% of total revenue in fiscal 1993. The decrease was principally due to cost containment actions. The decrease in internal research and product development expense resulted in lower internally capitalized software in fiscal 1994 of $13.2 million, or 13.7% of total revenue, compared with $15.0 million, or 14.3% of total revenue in fiscal 1993. Software amortization expense in fiscal 1994 increased 16.3% to $12.5, or 13.0% of total revenue, from $10.8 million, or 10.2% of total revenue in fiscal 1993. The increase was primarily due to several products that were commercially released during the fourth quarter of fiscal 1993 and the first quarter of fiscal 1994.

     General and Administrative Expense. General and administrative expense decreased 15.2% to $9.9 million, or 10.2% of total revenue in fiscal 1994, from $11.7 million, or 11.1% of total revenue in fiscal 1993. The decrease was primarily attributable to the $1.1 million gain on the sale of undeveloped land in the second quarter of fiscal 1994 included in general and administrative expense.

     Restructuring Related Costs. Restructuring related costs were $2.3 million in fiscal 1994 and represented provisions for management actions or plans in connection with restructuring, primarily related to staff reductions. For the period ended June 30, 1994, the restructuring related costs included staff reductions of approximately 50 employees. Restructuring related costs for fiscal 1993 were $1.5 million and also related to management actions or plans in connection with restructuring, primarily related to staff reductions.

INTEREST EXPENSE

     Interest expense was $0.6 million in fiscal 1994, essentially unchanged from fiscal 1993. Reduced loan balances were partly offset by higher interest rates and a reduction in the amount of interest capitalized as part of capitalized computer software. The banks with which the Company has its domestic credit agreement reduced the interest rate on the Company's borrowings, effective November 1, 1993, from prime plus 3% to prime plus 1%. Interest expense was capitalized as required under accounting principles and included in capitalized computer software.

PROVISION FOR INCOME TAXES

     The effective income tax rate for fiscal 1994 was 80%. The provision for fiscal 1994 resulted from a combination of factors including losses occurring in certain countries where no tax benefit could be provided, partially offset by the reversal of taxes previously provided. For fiscal year 1993, there was a provision for income taxes on a loss, rather than a tax benefit as would usually be expected, primarily caused by losses occurring in certain countries where no tax benefit could be provided while profits occurred in countries where a tax provision was required. A detailed comparative analysis of the numerous factors influencing the effective income tax rate is presented in Note 8 of Notes to Consolidated Financial Statements.

FOREIGN CURRENCY


     In fiscal 1994, 55.3% of the Company's total revenue was from outside North America. The Company had an exchange loss of $25,000 in fiscal 1994, compared with an exchange gain of $0.5 million in fiscal 1993. The unusually high currency gain in fiscal 1993 was principally due to the United Kingdom's withdrawal from the European Exchange Rate Mechanism.



     Foreign currency fluctuations in fiscal 1994 impacted operating income as currency fluctuations on revenue denominated in a foreign currency were offset by expenses denominated in foreign currency. Overall, the reduction in total revenue and total expenses for fiscal 1994, compared with fiscal 1993, would have been $5.5 million and $4.8 million lower, respectively, with an estimated net $0.7 million positive impact on the increase in pre-tax profit, at comparable exchange rates.



     At June 30, 1994, the Company did not have any forward contracts.

QUARTERLY RESULTS OF OPERATIONS


     The following table presents the Company's unaudited quarterly results of operations for each of the quarters of fiscal 1994 and 1995 and the three months ended September 30, 1995. This unaudited quarterly information has been prepared on the same basis as the audited annual Consolidated Financial Statements and, in management's opinion, includes all necessary adjustments (consisting only of normal recurring adjustments, except as otherwise noted below) to present fairly the unaudited quarterly results when read in conjunction with the Company's audited Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The results of operations in any quarter are not necessarily indicative of future fiscal period results.



                                                                      THREE MONTHS ENDED
                              ---------------------------------------------------------------------------------------------------
                                                                                                                          SEPT.
                              SEPT. 30,  DEC. 31,    MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,      30,
                                1993       1993        1994       1994       1994        1994       1995       1995        1995
                              ---------  --------    --------   --------   ---------   --------   --------   --------    --------
                                                       (In thousands, except per share data)
Revenue:
  Software licenses...........  $ 7,833  $ 9,793     $ 9,188    $11,057     $10,006    $13,018    $12,705    $13,565     $13,920
  Software maintenance........   11,052    9,915      10,194     10,464       8,972      9,237      8,895      9,545       9,015
  Implementation, consulting
    and other services........    4,845    4,071       3,820      4,394       5,180      5,401      6,104      5,730       5,718
                                -------  -------     -------    -------     -------    -------    -------    -------     -------
    Total revenue.............   23,730   23,779      23,202     25,915      24,158     27,656     27,704     28,840      28,653
                                -------  -------     -------    -------     -------    -------    -------    -------     -------
Costs and expenses:
  Selling and marketing.......   11,033   11,860      11,387     12,177      10,232     11,514     11,375     12,162      12,038
  Cost of revenue and
    support...................    4,262    4,159       4,224      5,025       5,382      5,979      6,959      6,479       6,690
  Internal research and
    product development.......    5,223    4,676       4,683      4,711       4,070      4,031      3,884      4,195       3,998
  Internally capitalized
    software..................   (3,512)  (3,285)     (3,056)    (3,340)     (3,079)    (2,940)    (2,845)    (2,803)     (2,358)
  Software amortization.......    3,008    2,912       3,075      3,522       3,385      3,262      3,415      3,188       2,616
  General and
    administrative............    2,719    1,756 (1)   2,696      2,720       2,750      2,964      3,088      2,861       3,041
  Unusual charge..............       --       --          --         --          --         --         --      6,365          --
  Restructuring related
    costs.....................       --       --          --      2,343          --         --         --         --          --
                               --------  -------     -------    -------     -------    -------    -------    -------     -------
    Total costs and
      expenses................   22,733   22,078      23,009     27,158      22,740     24,810     25,876     32,447      26,025
                               --------  -------     -------    -------     -------    -------    -------    -------     -------
Income (loss) from
  operations..................      997    1,701         193     (1,243)      1,418      2,846      1,828     (3,607)      2,628
Other income (expense):
  Net interest income
    (expense).................     (112)    (115)        (81)      (181)       (166)      (175)      (126)       (45)       (141)
  Exchange gain (loss)........       42     (180)        107          6         (37)        (6)       216        134         (89)
                               --------  -------     -------    -------     -------    -------    -------    -------     -------
Income (loss) before taxes....      927    1,406         219     (1,418)      1,215      2,665      1,918     (3,518)      2,398
Provision (benefit) for income
  taxes.......................      270      354         125        163         464        984        714     (5,210)(2)     888
                               --------  -------     -------    -------     -------    -------    -------    -------     -------
Net income (loss).............  $   657  $ 1,052     $    94    $(1,581)    $   751    $ 1,681    $ 1,204    $ 1,692     $ 1,510
                               ========  =======     =======    =======     =======    =======    =======    =======     =======
Net income (loss) per common
  share.......................  $  0.08  $  0.13     $  0.01    $ (0.20)    $  0.09    $  0.20    $  0.14    $  0.20     $  0.17
                               ========  =======     =======    =======     =======    =======    =======    =======     =======
Weighted average number of
  common and dilutive common
  equivalent shares...........    8,052    8,212       8,271      8,020       8,235      8,325      8,472      8,526       8,730
                               ========  =======     =======    =======     =======    =======    =======    =======     =======


---------------
(1) Includes a $1.1 million gain from the sale of undeveloped land.

(2) Includes a $4.1 million tax benefit related to the recognition of prior years' net operating losses and tax credits as well as tax reserves released.

     The following table sets forth, for the periods indicated, certain financial data as a percentage of total revenue:


                                                                      THREE MONTHS ENDED
                              ---------------------------------------------------------------------------------------------------
                              SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,  SEPT. 30,
                                1993        1993       1994       1994       1994        1994       1995       1995      1995
                              ---------   --------   --------   --------   ---------   --------   --------   -------- -----------
Revenue:
  Software licenses...........    33.0%      41.2%      39.6%      42.6%      41.5%       47.1%      45.9%      47.0%     48.6%
  Software maintenance........    46.6       41.7       43.9       40.4       37.1        33.4       32.1       33.1      31.4
  Implementation, consulting
    and other services........    20.4       17.1       16.5       17.0       21.4        19.5       22.0       19.9      20.0
                                -----       -----      -----      -----      -----       -----      -----      -----     -----
    Total revenue.............   100.0      100.0      100.0      100.0      100.0       100.0      100.0      100.0     100.0
                                -----       -----      -----      -----      -----       -----      -----      -----     -----
Costs and expenses:
  Selling and marketing.......    46.5       49.9       49.1       47.0       42.4        41.6       41.1       42.2      42.0
  Cost of revenue and
    support...................    18.0       17.5       18.2       19.4       22.3        21.6       25.1       22.5      23.3
  Internal research and
    product development.......    22.0       19.7       20.2       18.2       16.8        14.6       14.0       14.5      14.0
  Internally capitalized
    software..................   (14.8)     (13.8)     (13.2)     (12.9)     (12.8)      (10.6)     (10.3)      (9.7)     (8.2)
  Software amortization.......    12.7       12.2       13.3       13.6       14.0        11.8       12.3       11.0       9.1
  General and
    administrative............    11.4        7.4       11.6       10.5       11.4        10.7       11.2        9.9      10.6
  Unusual charges.............      --         --         --         --         --          --         --       22.1        --
  Restructuring related
    costs.....................      --         --         --        9.0         --          --         --         --        --
                                -----       -----      -----      -----      -----       -----      -----      -----     -----
    Total costs and
      expenses................    95.8       92.9       99.2      104.8       94.1        89.7       93.4      112.5      90.8
                                -----       -----      -----      -----      -----       -----      -----      -----     -----
Income (loss) from
  operations..................     4.2        7.2        0.8       (4.8)       5.9        10.3        6.6      (12.5)      9.2
Other income (expense):
  Net interest income
    (expense).................    (0.5)      (0.5)      (0.4)      (0.7)      (0.7)       (0.6)      (0.5)      (0.2)     (0.5)
  Exchange gain (loss)........     0.2       (0.8)       0.5        0.0       (0.2)       (0.0)       0.8        0.5      (0.3)
                                -----       -----      -----      -----      -----       -----      -----      -----     -----
Income (loss) before taxes....     3.9        5.9        0.9       (5.5)       5.0         9.7        6.9      (12.2)      8.4
Provision (benefit) for income
  taxes.......................     1.1        1.5        0.5        0.6        1.9         3.6        2.6      (18.1)      3.1
                                -----       -----      -----      -----      -----       -----      -----      -----     -----
Net income (loss).............     2.8%       4.4%       0.4%      (6.1)%      3.1%        6.1%       4.3%       5.9%      5.3%
                                =====       =====      =====      =====      =====       =====      =====      =====     =====



     The software industry is generally characterized by seasonal trends. Such trends may cause higher revenue in the Company's last fiscal quarter as a result of efforts to exceed sales quotas, and in the second fiscal quarter as many customers complete annual budgetary cycles. In addition, lower revenue in the first fiscal quarter may be principally due to the impact of slower sales during the summer months, particularly in Europe.


     In general, over the quarterly periods indicated, the decrease in selling and marketing expense in absolute dollar amounts and as a percentage of total revenue is primarily due to the reduction in agent fees as a result of the conversion of certain agents to distributors. The increase in cost of revenue and support in absolute dollar amounts and as a percentage of total revenue is primarily due to an increase in royalty expense due to increased sales of products that incorporate Arbor's multidimensional database software, Essbase, and to an increase in personnel and outside contract costs associated with the growth in implementation, consulting and other services. The decrease in internal research and product development in absolute dollar amounts and as a percentage of total revenue is primarily due to a reduction in research and development staff as the Company made a strategic change to more actively seek third-party technology.


     The Company has experienced and may in the future experience significant fluctuations in revenue and operating results from quarter to quarter and from year to year due to a combination of factors, including: demand for the Company's products and services; the size, timing and recognition of revenue from significant orders; increased competition; the Company's success in and expense associated with developing, introducing and shipping new products; new product introductions and announcements by the Company's competitors; changes in Company strategy; product life cycles; cancellations of maintenance and support agreements; software defects; changes in operating expenses; fluctuations in foreign exchange rates; and economic conditions generally or in specific industry segments. In addition, revenue and income from operations may fluctuate due to the mix of products and services sold and the mix of distribution channels employed. Further, the Company's results of operations reflect seasonal trends, and the Company's business, results of operations and financial condition may be affected by such trends in the future. As a result of all of these factors, there can be no assurance that the Company will remain profitable on a quarterly or annual basis.

     The Company's future revenues are difficult to predict. This is due in part to the fact that a significant portion of the Company's revenue in any quarter is typically derived from non-recurring license fees, and the timing of orders for the Company's products is subject to delay for a number of reasons, including factors beyond the Company's control. The Company typically ships its products shortly after receipt of orders, and, consequently, order backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's expected revenue. As a result, license revenue in any quarter is substantially dependent on orders booked and shipped in that quarter. Historically, the Company has often recognized a substantial portion of its software license revenue in the last month of a quarter. The Company believes that the purchase of its products is relatively discretionary and generally involves a significant commitment of capital. As a result of these factors, in the event of any downturn in any potential customer's business or the economy in general, purchases of the Company's products may be deferred or canceled, which could have a material adverse effect on the Company's business, results of operations and financial condition.


     In addition, a significant portion of the Company's annual revenue is derived from ongoing annual maintenance contracts, including contracts relating to the Company's mainframe applications still in use. Although mainframe maintenance revenue is expected to decline in future periods, if such decline occurs more rapidly than is anticipated, the Company's revenue, profits and cash flow from operations will be at lower levels than are currently anticipated which could have a material adverse effect on the Company's business, results of operations and financial condition.


     Further, the Company's expense levels are based, in part, on its expectations as to future revenue. If revenue is below expectations, results of operations are likely to be materially adversely affected. Net income may also be disproportionately affected by a reduction in revenue, because a significant portion of the Company's expenses do not vary with revenue. The Company may also choose to reduce prices or increase spending in response to competition or to pursue new market opportunities, either of which could have a material adverse effect on the Company's business, results of operations and financial condition.



     Because of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. Further, the Company has in recent periods experienced significant percentage growth in client/server license revenue, but such rate of growth is not necessarily indicative of future performance. In addition, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely be materially adversely affected. See "Selected Consolidated Financial Data" and "Risk Factors -- Fluctuations in Quarterly Operating Results; Future Operating Results Uncertain."


LIQUIDITY AND CAPITAL RESOURCES


     At September 30, 1995, cash was $2.0 million and available borrowings under the Company's lines of credit were $13.8 million, as compared with cash of $1.4 million and available borrowings under the Company's lines of credit of $12.2 million at June 30, 1995 and cash of $1.8 million and available borrowings under the Company's lines of credit of $1.6 million at June 30, 1994.



     Net cash provided by operating activities was $4.3 million in the three months ended September 30, 1995, $23.3 million in fiscal 1995 and $13.6 million in fiscal 1994. In the three months ended September 30, 1995, net income, plus depreciation and amortization, was $4.7 million. In fiscal 1995, pretax profit, excluding the non-cash write-off of software, was $8.6 million, which contributed $7.5 million of the $9.7 million increase in net cash provided by operating activities in fiscal 1995, compared with fiscal 1994. Due to net operating losses and tax credits generated prior to fiscal 1995, only $0.6 million of tax was paid in fiscal 1995. The $2.7 million reduction in accounts receivable balances during fiscal 1995, attributable to improved collections, also contributed to the increased cash flow in fiscal 1995 as compared with fiscal 1994.

     Net cash used in investing activities was $3.3 million, $14.1 million and $12.4 million in the three months ended September 30, 1995, fiscal 1995 and fiscal 1994, respectively. The $1.7 million increase in fiscal 1995 over fiscal 1994 was primarily due to the one-time benefit in fiscal 1994 from the proceeds of the sale of undeveloped land. Additions to capitalized computer software declined in dollar amount during fiscal 1995 primarily due to the decrease in internal product development spending.



     The Company used the net cash from operating activities to fund its investing activities and reduce long-term debt by approximately $0.7 million and $10.0 million during the three months ended September 30, 1995 and fiscal 1995, respectively.



     At September 30, 1995, the Company did not have any material capital expenditure commitments. In fiscal 1996, property and equipment purchases and additions to internally developed software are expected to continue at levels similar to those of fiscal 1995 and fiscal 1994.



     Working capital was a negative $0.7 million, a negative $2.2 million and a negative $0.5 million at September 30, 1995, June 30, 1995 and June 30, 1994, respectively. The increase of $1.5 million from June 30, 1995 to September 30, 1995 was primarily due to the $1.5 million increase in accounts receivable. The decrease of $1.7 million from fiscal 1994 to fiscal 1995 was primarily due to the $2.7 million reduction in accounts receivable, mentioned above, offset by the $1.0 million reduction in deferred revenue. Deferred revenue as of September 30, 1995, June 30, 1995 and June 30, 1994 was $18.7 million, $18.6 million and
$19.6 million, respectively. Deferred revenue, which is included in current liabilities, principally relates to prepaid maintenance contracts.



     Total assets were $81.4 million, $79.3 million and $88.9 million at September 30, 1995, June 30, 1995 and June 30, 1994, respectively. The primary contributing factors to the increase from June 30, 1995 to September 30, 1995 were the increases in cash and accounts receivable balances. The primary contributing factor to the decrease from fiscal 1994 to fiscal 1995 was the write-off of $6.4 million of capitalized software associated with the Company's mainframe products.



     On October 31, 1994, the Company entered into a $14.0 million amended and restated, domestic credit agreement with its banks which matures on October 31, 1997. The amended and restated credit agreement contains covenants regarding, among other things, working capital, leverage, net worth and payment of dividends. Under the terms of the agreement, the Company is prohibited from paying cash dividends on the Common Stock. Permitted borrowings under the credit agreement are based on a percentage of worldwide eligible accounts receivable. At September 30, 1995 and June 30, 1995, permitted borrowings under the agreement totaled $14.0 million, of which $2.1 million and $3.5 million were outstanding, respectively. At September 30, 1995, interest was at the Eurodollar rate (5.875% at September 30, 1995) plus an applicable margin, which varies between 1 1/2% and 2 1/2% (2% at September 30, 1995). At June 30, 1995, interest was at the bank's prime rate (8.75% at June 30, 1995) plus 1% until July 1, 1995, at which time it changed to the Eurodollar rate, plus the applicable margin. In the first quarter of fiscal 1996, the banks released all security interests in the assets of the Company previously granted to the banks.



     In addition, certain of the Company's subsidiaries have local currency credit agreements or overdraft facilities with banks totaling $4.4 million and $3.7 million, of which $2.6 million and $1.9 million were outstanding at September 30, 1995 and June 30, 1995, respectively. These credit agreements expire on October 1, 1997. The interest rates generally vary with the banks' base rate. Most of such borrowings are guaranteed by the Company.


     The Company expects to use a portion of the net proceeds from this Offering to pay outstanding bank borrowings. The Company expects to use the remaining net proceeds from this Offering for working capital and general corporate purposes. Pending such uses, the Company intends to invest the net proceeds from the Offering in investment grade, short-term, interest bearing instruments.


     The Company believes that the combination of the proceeds from this Offering, present cash balances, future operating cash flows and credit facilities will be sufficient to meet the Company's currently anticipated cash requirements for at least the next 12 months.

                                    BUSINESS

     Comshare develops, markets and supports client/server decision support applications software designed to improve business analysis, planning, reporting and decision making. The Company's software products enable the enterprise-wide integration and transformation of data into business-critical information by leveraging on-line analytical processing ("OLAP") technologies to provide customers with robust multidimensional analysis capabilities. More specifically, the Company focuses on delivering complete decision support solutions by targeting specific industry and functional markets -- currently, executive information systems ("EIS"), financial reporting and retail decision support -- and by providing implementation, consulting, training and support expertise in these markets. Such complete decision support solutions permit the easy implementation and adoption of the Company's software applications throughout an enterprise, thus enabling end-users to make better and faster decisions.

BACKGROUND

     To succeed in today's environment of intensifying global competition, organizations must seek new ways of making faster and more informed decisions. A key element of decision making is the analysis of enterprise-wide historical and projected data. Such analyses, including profitability analysis, budgeting, trend analysis and financial consolidations, often are computation-intensive and iterative in nature. For example, a business professional may wish to analyze the profitability of a customer from several perspectives, or dimensions, including channel, geography, sales representative, fiscal period or budget versus actual. Often initial analyses lead to additional questions, resulting in significant follow-on or scenario analyses, such as the calculation of projected customer profitability under different pricing scenarios or economic conditions.

     Business and Technology Trends

     The pace and complexity of business decision making has increasingly become a greater challenge for organizations. In order to improve their competitiveness, many organizations have implemented business process reengineering initiatives. Decision making authority has generally become more distributed throughout all levels of an organization, creating a need by more people to access information used for making critical business decisions. Consequently, management information systems ("MIS") groups and end-users have invested in a wide variety of information systems to collect, access and analyze business data. These end-users, who are increasingly involved in system purchase decisions, demand easy-to-use solutions that can be implemented quickly and that address their specific business problems.

     The development of open systems and client/server architectures has further enabled the distribution of decision making by allowing end-users to share common databases, business rules and graphical user interfaces ("GUIs"). These technologies have also increased the availability of data and improved the environment for automated decision support. In addition, these open systems and client/server architectures permit the integration of multiple hardware and software products, giving organizations the flexibility they require to implement available technologies. Specific products that have been used to automate decision support activities include: spreadsheets, databases, data warehouses, query and reporting tools and analysis modules on transaction processing-based applications. While each performs specific functions, none possesses the full range of features which assist an end-user or an organization in transforming data into business-critical information.

     Available Technologies

     Spreadsheets are a widespread and popular approach to planning and analysis. However, spreadsheets are two-dimensional in nature, and therefore are not well-suited for planning and analysis requiring multidimensional views of data. In addition, spreadsheets frequently require rekeying significant amounts of data, thereby increasing the risk of error, and are cumbersome to change as organizations' structures evolve.

     Relational database management systems ("RDBMSs") have been widely used as storage repositories for high-volume, historical transaction information. Businesses typically employ multiple RDBMSs, with each often designed for a specific function. Accordingly, the limited ability to integrate and update data from multiple relational databases ultimately restricts planning, analysis and reporting.

     Data warehouses have emerged as an approach to complement RDBMSs by acting as central repositories for data loaded from various databases. However, end-users often have read-only access to the data and may be unfamiliar with the syntax necessary to extract this information from the databases. Consequently, the assistance of MIS personnel is often necessary for the end-user to further analyze and process business data.

     Database query and reporting tools have been developed to make it easier to access and view the contents of RDBMSs and data warehouses. These tools are well-suited for viewing historical data and performing simple analytical functions, but they (i) generally have limited ability to handle complex hierarchies and analytical functions, and (ii) may be slow-performing and lead to errors in cross-dimensional analysis. As a result, the Company believes that organizations require more powerful software for accessing and analyzing RDBMS data and warehouse data.

     General ledgers, manufacturing resource planning, human resource management and other transaction processing-based applications provide repositories of information for specific corporate functions. While these applications often have add-on analysis modules for particular functional areas, these modules are generally incapable of integrating data from throughout the enterprise and have limited planning, analysis and reporting capabilities. Typically, these systems only generate pre-programmed reports. Consequently, decision-making end-users cannot easily perform follow-on analyses.


     Recently, OLAP has emerged as a technology capable of integrating, organizing and presenting historical, as well as projected, data located throughout an enterprise on a multidimensional basis. OLAP solutions permit multidimensional views of data, providing businesses with the robust calculation capabilities they require to transform data into information that facilitates decision making. More specifically, OLAP software enables end-users to rapidly understand data relationships by permitting the multidimensional analysis of large amounts of data organized consistent with the end-user's perception of the business (e.g., sales by region, by channel, by budget versus actual).


     The availability of these technologies and the growing need for better and faster decisions have increased demand for decision support solutions. End-users seek easy-to-use decision support applications that provide solutions tailored to specific industry or functional needs and can answer end-user's business questions through robust multidimensional analytical capabilities. Further, these applications must build on the organization's existing computing infrastructure and integrate data located throughout the enterprise so that existing and projected data can be transformed into useful information upon which decisions can be based.

THE COMSHARE SOLUTION

     Comshare develops, markets and supports client/server decision support applications software designed to improve business analysis, planning, reporting and decision making. The Company's software enables the enterprise-wide integration and transformation of data into business-critical information. The Company's products currently target three decision support markets: EIS, financial reporting and retail. The following are key attributes of the Comshare solution:

     Complete Decision Support Solutions. The Company provides its customers with complete decision support solutions, either through customizable or packaged applications. The Company's software products address the full range of a customer's information access and analysis needs, from data extraction to end-user desktop access. Packaged applications are designed to satisfy the specific decision support needs of an industry, such as merchandise planning for the retail industry, or a function, such as financial consolidation or budgeting. The Company then supports these applications through implementation, consulting, training and support offered by the Company's team of industry and application specialists.

     Enterprise-Wide Integration of Data. The Company's decision support solutions extract and integrate data that reside in a variety of spreadsheets, RBDMSs, data warehouses, legacy systems and other data repositories. The Company's decision support applications include data extraction tools which leverage existing data sources, permitting quick and cost-effective implementation of the Company's solutions. This integration of data in a common database permits end-users throughout an enterprise to access and manipulate information, enabling better and faster decision making.

     On-Line Analytical Processing Capability. The Company leverages OLAP technology in certain of its software products and is currently utilizing Arbor's multidimensional database software, Essbase, to enable end-users to rapidly access information, calculate data relationships and analyze large amounts of data organized in multiple dimensions. More specifically, OLAP software allows end-users to quickly understand data relationships by permitting the multidimensional analysis of large amounts of data organized consistent with the end-user's perception of the business (e.g. sales by region, by channel, by budget versus actual).

     Ease-of-Use. Comshare's software products provide information to end-users' desktops by permitting database query, browsing and analysis through an easy-to-use information visualizer, Commander Execu-View Server ("Execu-View"), which provides data manipulation and viewing capability through simple mouse-based operations; Briefing Book, a series of pre-formatted reports; or through popular front-end applications, such as Microsoft Excel or Lotus 1-2-3. The Company is also beta testing an information visualizer designed specifically for Windows '95 which will combine and enhance the functionality of Execu-View and Briefing Book. Such easy-to-use front-ends enable end-users to make quicker decisions by allowing more intuitive access, manipulation and analysis of data. By eliminating the need for end-users to become familiar with a new front-end, query or programming language, Comshare's software products also lead to quick adoption throughout the organization.

     Client/Server Implementation. All of the Company's new products are client/server-based. Most products perform computation-intensive functions on the server, and only requested data is transmitted to the client over the network. Consequently, information is processed faster, and end-users are able to access data and make decisions more efficiently. In addition, the Company's software products are available on popular client/server platforms, including Windows on the client and Windows NT and OS/2 on the server. The availability of the Company's products on these popular platforms allows for quick implementation without costly hardware upgrades.

BUSINESS STRATEGY

     The Company's objective is to be the leading provider of client/server decision support applications software in its target markets. The Company's strategy includes the following key elements:

     Focus on Application-Specific Solutions. The Company seeks to differentiate itself from its competitors by providing customizable and packaged applications for specific industry or functional needs. With end-users requesting decision-making solutions with increasingly sophisticated and specific analytical capabilities, the Company plans to offer an expanded range of application-specific products beyond the packaged applications currently offered for financial reporting and retail decision support. The new applications include a planning application designed for the consumer packaged goods industry and an inventory allocation application targeting the retail industry.

     Maintain Technology Leadership. The Company plans to maintain technology leadership by continuing to develop new client/server software solutions that are differentiated by application-specific functions and innovative internally developed technology. For instance, the Company plans to make its new Detect and Alert technology available for use with all of its major products. The

Company also plans to release a new information visualizer which enhances and combines Execu-View and Briefing Book.

     Leverage Third-Party Technologies. The Company actively seeks third-party software tools offering the latest technological advances for inclusion in the Company's product offerings. The Company believes the use of third-party tools allows it to focus product development efforts on differentiating applications, developing innovative technology and offering products which include the most advanced technologies available, while reducing product development risk and time to market.

     Leverage Current Customer Base. The Company has implemented its client/server and mainframe decision support applications software, and is currently providing maintenance, at more than 3,000 corporate and public sector customer sites. The Company seeks to leverage its current customer base to generate additional revenue opportunities. Since the Company's products can be used on an enterprise-wide basis, the Company targets further deployment of its products at existing customer sites through sales of additional or new products, the extension of its products into other departments and functional areas and sales of client/server applications to customers converting from mainframe systems. The Company also intends to expand its sales force so as to more fully capitalize on existing and new customer sales opportunities and improve customer service.

     Leverage Global Organization. The Company seeks to expand its international customer base by leveraging its established direct and indirect sales distribution organizations currently located in 40 countries. By utilizing its extensive worldwide sales network, the Company plans to address global demand for decision support applications software and to provide the implementation, consulting, training and support services its international customers require. The Company plans to develop programs in conjunction with its international agents and distributors to increase market penetration in key markets and more fully offer its applications on a worldwide basis.

     Provide Superior Customer Service and Support. The Company seeks to differentiate itself from its competitors through its industry and application expertise, enabling it to offer superior implementation, consulting, training and support. Because end-users seek complete decision support solutions tailored to their specific industry or functional needs, superior implementation, consulting, training and support are essential for customer satisfaction and are key components of the Company's solutions. The Company intends to leverage customer satisfaction to increase sales at existing customer locations.

PRODUCTS

     The Company's software applications are targeted at three decision support markets: EIS, financial reporting and retail decision support. Software license fees for the Company's decision support software applications vary widely depending upon the product, platform and number of users supported. Add-on features and products are available for additional fees. The initial amount paid by customers purchasing decision support applications typically covers the software license fee and product maintenance for the first 12 to 15 months of the license. Customers may continue product maintenance thereafter for an annual fee ranging from 15 to 20% of the software license fee. For fiscal 1995, the software license fee for a typical EIS, financial reporting and retail decision support application (including add-ons, but excluding maintenance) averaged approximately $110,000, $82,000 and $115,000, respectively.

     EXECUTIVE INFORMATION SYSTEMS (EIS)

     Comshare was among the first software companies to successfully introduce EIS products to the market. Today, Comshare is an industry leader in the EIS market, based upon reports prepared by International Data Corporation, an independent market research company, which ranks EIS software companies based upon revenues.

     Within the EIS market, Comshare offers decision support applications designed to provide information to a wide range of business users. Typical applications include customer and product profitability, sales analysis, business unit profitability analysis and critical success factor and key performance indicator reporting. The Company designs its EIS applications so that they may be customized by the Company's consultants, third parties or the customers themselves to meet specific customer requirements.

     Comshare's flagship EIS product for client/server systems, Commander OLAP, is a suite of software which delivers customizable enterprise-wide business planning, analysis, reporting and decision-making capabilities. Commander OLAP capitalizes on the increased use of multidimensional analysis by business professionals to solve business problems. Using multidimensional analysis, business professionals view information in a manner which is consistent with their perception of the underlying business. For example, for a business organized along geographic lines and product lines, a business professional is able to view this data across multiple time periods. Commander OLAP facilitates these and other multidimensional analyses by permitting end-users to structure business data across the multiple dimensions of importance to these users.


     Commander OLAP consists of data extraction tools, a multidimensional database, enhanced server technology, agent technology and a variety of GUIs. Its data extraction tools collect data from multiple, disparate data sources, including spreadsheets, RBDMSs, data warehouses, legacy systems and other data repositories. Commander OLAP is also able to incorporate non-database data, including text, voice annotation, video clips and personalized information presented on GUIs. The software contains a powerful data extraction tool which collects, integrates, summarizes and filters such data. A key component of Commander OLAP is Arbor's multidimensional database software, Essbase. Essbase is a comprehensive on-line analytical processing solution that stores and summarizes data, and supports concurrent multi-user read-write for multidimensional analysis. Comshare enhances Essbase with Commander Server, its internally developed technology, that increases the speed of computation-intensive functions, such as sorting and ad hoc calculations, by processing the calculations on the server. Ad hoc calculations can be defined by end-users as they work with data at their desktops and results can be stored and used for further analysis. For example, an end-user may want to calculate a budget variance, using budget and actual data existing in the database. The end-user could then drill down to analyze the underlying detail or perform follow-on analyses using these budget variance calculations, such as sorting the variances by size.


     Commander OLAP is enhanced by internally developed Detect and Alert software which automates personal monitoring of internal and external (Dow Jones and Reuters) databases to reduce data overload and optimize the end-user's time. Detect and Alert is comprised of rule-based software agents that detect problems and exceptions and alert the end-user to them. The agents are programmed by the end-user to monitor targeted databases for changes, trends and other patterns that fall within detection rules established by the end-user. These changes, trends and patterns trigger alerts that are immediately sent to the end-user by Commander NewsAlert, an easy-to-read electronic newspaper format. Detect and Alert allows the end-user to easily identify the data that triggered a specific alert, without having to generate complicated queries to review such data. Rather than spending their time performing routine surveillance of databases, end-users are free to analyze data for critical decision making.

                                  [DIAGRAM]
                                COMMANDER OLAP

     A diagram depicting the Commander OLAP application illustrates how data extraction tools into Commander OLAP, and then transported to the desktop through various front-ends.

     Commander OLAP provides concise current information to the end-user's desktop through one of the following front-ends: Execu-View, Comshare's information visualizer; Briefing Book, a series of pre-formatted reports; Microsoft Excel; or Lotus 1-2-3. The end-user's selection of the appropriate front-end is based on the user's requirements for ease-of-use versus functionality. Execu-View provides the end-user with direct access to detailed data. By pointing and clicking, end-users are able to easily and quickly query the information, drill down for more detail, change dimensions and extract data for further analysis. These capabilities ensure that all of the data contained in the database are equally available for inspection, rotation and side-by-side comparison. Briefing Book provides the user with quick and easy access to business information through pre-formatted reports, while Microsoft Excel and Lotus 1-2-3 provide end-users with the spreadsheet capability with which they are familiar. For an example illustrating how a Comshare customer has used Commander OLAP, see "Business -- Customers."

     Comshare also sells and supports System W and IFPS decision support software for use on mainframe computers. Customers use System W and IFPS for applications similar to those performed through Commander OLAP, although the multidimensional database resides on the mainframe, rather than on the server. Because market demand has shifted towards client/server technology, these mainframe-related portions of Comshare's EIS business have declined significantly in recent years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     FINANCIAL REPORTING APPLICATIONS

     Comshare offers a suite of decision support consolidation, financial reporting and budgeting applications targeted at the financial departments of organizations. Comshare's principal financial reporting applications are Commander FDC and Commander Budget, complementary products that, when used together, share a single database to facilitate integration of historical and budgetary financial data located throughout the enterprise for management reporting.

     Commander FDC collects and consolidates financial data from different general ledgers within a multi-division or multi-location company and produces consolidated financial reports for management and statutory reporting. Commander FDC has built-in controls to ensure data accuracy and security features to support its multi-user capabilities. The product also performs currency translation, handles intercompany eliminations and account reclassifications and is readily adaptable to the changing reporting needs of the end-user. For an example illustrating how a Comshare customer has used Commander FDC, see "Business -- Customers."

     Commander Budget is a distributed budgeting system which allows managers throughout an organization to prepare budgets using Microsoft Excel or Lotus 1-2-3 front-ends and enables an organization's central financial group to consolidate the budgets. Commander Budget shares the same basic architecture of Commander FDC, offering similar capabilities such as currency translation, security and multi-user functionality.

     Commander FDC and Commander Budget consist of data extraction tools, a central database and a choice of GUIs. Similar to Commander OLAP, their data extraction tools collect, integrate, summarize and filter data from multiple, disparate data sources. Commander FDC and Commander Budget, when used together, share a Btrieve database that permits the integration of consolidated historical and budgetary financial data, giving the end-user the option of a fully-integrated financial management system. Commander FDC and Commander Budget provide end-users with a choice of front-ends. Both are offered with Microsoft Excel, and Commander Budget is also offered with Lotus 1-2-3. Customers may separately purchase Execu-View Finance, which is Execu-View sold under the Company's financial reporting product line. Execu-View Finance allows users point-and-click access to interactively browse, report, graph and analyze information generated by Commander FDC and Commander Budget. Comshare also offers Commander Prism, a multidimensional database that resides on the end-user's desktop and provides analytical and report writing capabilities.

                                  [DIAGRAM]
                      COMMANDER FDC AND COMMANDER BUDGET

     A diagram depicting the Commander FDC and Commander Budget applications illustrates how data is collected from general ledgers and spreadsheets, transferred to a shared application database, processed in the FDC/Budget Server and then delivered to the desktop by a range of client front-ends.

     RETAIL DECISION SUPPORT APPLICATIONS

     Comshare's ARTHUR product line is a suite of retail decision support software that enables retailers to plan merchandise purchases to control inventory levels, tailor their purchases to consumer preferences and market trends and track and analyze actual sales performance. Comshare designs its ARTHUR products to improve the productivity and profitability of its retail customers and to serve as a strategic planning tool for retailers by allowing them to test merchandise plans and identify market opportunities, changing sales trends or problems.

     ARTHUR Planning is a suite of software offering retailers a packaged application which enables them to create detailed merchandise plans, analyze information and test merchandise strategies before placing orders and committing resources. The product also helps buyers match merchandise assortments to their customers' requirements and the characteristics of their stores. ARTHUR Planning can be used by smaller retailers on a desktop platform or larger retailers using ARTHUR Plan Monitor as the data repository. For an example illustrating how a Comshare customer has used ARTHUR Planning, see "Business -- Customers."

     ARTHUR Plan Monitor is server-based and has Arbor's Essbase as its core. It may be used in conjunction with ARTHUR Planning for larger retail applications, as described above, or as the database for multidimensional sales reporting and tracking.

     Comshare also offers ARTHUR Performance Tracking, which is mainframe-based. Both ARTHUR Plan Monitor and ARTHUR Performance Tracking, in combination with ARTHURView, report weekly sales information across the retailer's product lines and geographic regions in various levels of detail. They provide up-to-date merchandise performance information, giving retailers the opportunity to change merchandise plans in response to consumer preferences and market trends. Comshare's Detect and Alert software is also offered in connection with ARTHUR products, so variances and trends can automatically and more easily be identified. ARTHUR Performance Tracking has an architecture similar to Commander OLAP, except that the multidimensional database is mainframe-based.

     These products deliver vital information to the end-user through ARTHURView, which is Execu-View sold under the ARTHUR brand name, or Briefing Book, a series of pre-formatted reports, which may be distributed throughout a retailing organization.

                                  [DIAGRAM]
                               ARTHUR PLANNING

     A diagram depicting the ARTHUR Planning application illustrates how data is extracted from internal databases with Arthur Plannings data extraction tools, transported to a multidimensional database, processed in the ARTHUR Planning Server and delivered to the desktop by various client front-ends.

IMPLEMENTATION, CONSULTING, TRAINING, SUPPORT AND MAINTENANCE

     The Company offers implementation, consulting, training, pre-sales and post-sales technical support and maintenance to complement its product offerings. Comshare supports its product offerings with customer support from its teams of industry and functional decision support specialists and its worldwide agent/distributor network. Support for Comshare's products starts before the sale, with Comshare providing its customers with pre-sales technical support services. Implementation and consulting services are offered in all three of the Company's decision support software markets, and are organized by industry and/or functional decision support expertise. These services include application design and modification, installation assistance, implementation and troubleshooting support. Comshare also offers training at customer sites, at its local sales offices and at its central training centers in Ann Arbor, Michigan and London, England.

     The Company's maintenance customers receive product enhancements and updates, bug fixing and unlimited customer telephone helpline support and access to Comshare's CompuServe forum. Beginning 12 to 15 months following the sale, maintenance customers pay an annual maintenance fee, which is typically 15 to 20 percent of the license fee.

CUSTOMERS

     Comshare has implemented its client/server and mainframe decision support applications software, and is currently providing maintenance, at more than 3,000 corporate and public sector customer sites in 40 countries. Comshare's diversified customer base includes many Fortune 1000 and Financial Times 1000 industrial companies as well as large and mid-sized companies in the communications, financial services, health care, retail and transportation industries, and many governmental and other public sector organizations. The following table includes a representative sample of Comshare customers who purchased over $50,000 in software licenses from Comshare in fiscal 1995:

         EXECUTIVE INFORMATION                 FINANCIAL REPORTING                 RETAIL DECISION
             SYSTEMS (EIS)                         APPLICATIONS                 SUPPORT APPLICATIONS
----------------------------------------------------------------------------------------------------------
AlliedSignal Inc.                      Alberto-Culver USA, Inc.            Boscov's Department
AMP Incorporated                       Barclays Bank PLC                   Stores Inc.
AT&T Corporation                       Cargill, Inc.                       C&J Clark America Inc.
The Bear Stearns Companies Inc.        Franklin Resources, Inc.            Coach Leatherware Co., Inc.
British Gas PLC                        Hartmarx Corporation                CompUSA Inc.
Bristol-Myers Squibb Co.               Insignia Financial Group, Inc.      Country Road Clothing
Canadian Coast Guard                   Interprovincial Pipe Line Inc.      Pty. Ltd.
Chase Manhattan Corporation            Kerr McGee Chemical Co.             Dylex Limited
CIBA Vision Corp., a subsidiary        Lee Company                         Foot Action USA
  of CIBA-Geigy Ltd.                   Nestle France S.A.                  Gantos, Inc.
Columbia Gas System Service Corp.      Paging Network, Inc.                ISSC Corporation
Internal Revenue Service               Pegasus Gold Inc.                   (Eckerd Drugs)
Johnson & Johnson, Inc.                Progress Software Corporation       J. Crew Group, Inc.
Lenox, Inc.                            Bank of America National Trust      Jockey International, Inc.
Liz Claiborne, Inc.                    & Savings Assn.                     Kaufhalle AG
Old Kent Financial Corp.               Skadden, Arps, Slate,               Neiman Marcus Group
The Reader's Digest                    Meagher & Flom                      NIKE, Inc.
  Association, Inc.                    Starbucks Corporation               Oshman's Sporting
Roadway Package System, Inc.           Time Warner, Inc.                   Goods, Inc.
Rohm & Haas Co.                        Toshiba America, Inc.               Service Merchandise Co., Inc.
Shell Oil Company                      Toyota Motor Corporation            Sportmart Inc.
Textron Inc.                           Tropicana Products, Inc.            Sterling Inc.
TRW Inc.                               Watts Regulator Co.                 Victoria's Secret Stores
U.S. Bancorp
Wells Fargo Bank, N.A.

     No customer has accounted for more than 5% of the Company's total revenues in any of its three most recent fiscal years.

     The following examples illustrate how organizations use Comshare's decision support software to make business decisions. These examples have been prepared by the Company based on information provided by its customers.



     EIS. AlliedSignal, Inc. ("Allied"), a major world-wide manufacturer, is using Commander OLAP to collect and access data relating to its aerospace, automotive and engineered materials sectors. Prior to implementing Commander OLAP, reports needed by senior management at Allied's aerospace sector were unavailable until data from dozens of division executives at remote sites had been collected, consolidated and summarized. Other important information was unavailable because it had never been collected at the divisional level. Allied contacted Comshare to enable its aerospace sector's senior management to get immediate desktop access to critical business information. Within three months of developing a prototype, Comshare installed the first EIS at the aerospace sector's headquarters. After a month of training sessions, Comshare's EIS was rolled out to the desktops of more than 150 people at 15 different aerospace sector sites. Within 18 months, the aerospace sector's 150-user EIS had become a 500-user system spanning all three sectors of Allied's operations. With Commander OLAP, Allied's key managers are now able to obtain within seconds at their desktops such information as the top ten customers by business unit; net sales and income by customer and product line; and unit sales by foreign versus domestic or military versus commercial.



     Financial Reporting. The Toro Company ("Toro"), a leading manufacturer of lawn mowers and snow blowers, is using Comshare's Commander FDC to collect and consolidate financial data. Prior to implementing Commander FDC, Toro's financial staff created reports by rekeying data into spreadsheets, printing out dozens of documents and distributing them in thick report packages. This process took time and introduced a greater chance of error. After implementing Commander FDC, Toro is now able to track data from 175 units, consolidate it by division and on an enterprise-wide basis and then break down Toro's eight divisions by product line, geographical location and, in some cases, distribution channel. Each month, Toro does three different consolidations. Information is reported in a variety of different ways: actual, prior year, plan, current projection and prior projection. Information provided by Toro indicates that Commander FDC has enabled Toro to reduce the time required to close its books from eight to four days and has helped it to distribute its financial reports two weeks earlier.



     Retail Decision Support. Gantos, Inc. ("Gantos"), a high fashion apparel retailer, is using ARTHUR Planning to develop detailed merchandise plans that handle such details as average stock, turnover, sales and gross margin calculations. Prior to implementing ARTHUR Planning, Gantos's planners would create merchandise plans based upon guidelines developed by the chief executive officer and the director of merchandise planning. However, because each plan and subsequent revisions had to be sent to the host and loaded into another program for processing, it would be the next day, at the earliest, before the planner could review the impact of those revisions on the plan. With the implementation of ARTHUR Planning, data captured through bar code scanning at the point of sale at 113 stores in the Midwest are transmitted to a server and transferred into ARTHUR Planning. The data can then be manipulated on line by buyers and planners to create merchandise plans. Since these plans then become part of the database, plan changes can be directly entered into the system and, in a matter of minutes, the planner has a revised plan. Gantos has found that ARTHUR Planning has reduced planning time and allows planners to test more merchandising strategies before resources are committed. In addition, ARTHUR Planning has helped Gantos to more quickly create numerous bottom-up divisional merchandise plans which conform to overall company-wide merchandise planning goals.

SALES AND MARKETING

     Comshare products and services are sold on a worldwide basis by a direct sales operation and by an extensive worldwide agent/distributor network. Both of these complementary distribution channels leverage the Company's extensive industry and application expertise and offer pre-sales and post-sales technical customer support.

     The Company sells and markets its software products and services in the United States, Canada, United Kingdom, France, Germany and Australia through a direct sales organization. Direct sales operations are organized geographically, and within a geographic region, are organized generally by industry or functional decision support expertise.

     The sales cycle begins with the generation of sales leads through seminars, trade journals and trade shows. After a lead is qualified, the Company's sales force analyzes the potential customer's decision support needs and makes a presentation to the potential customer. After obtaining a preliminary commitment, the Company often develops customized demonstrations to illustrate how the Company's products will satisfy a customer's specific needs. The negotiation of a contract concludes the sales cycle, which varies in length from customer to customer, but typically requires three to six months or more.

     The Company has an extensive agent/distributor network covering 34 countries not directly served by the Company. The Company has selected established software application vendors or systems integration firms to act as agents and distributors to market, implement and support Comshare products in their respective geographic areas. Comshare derived 17% of its total revenue in fiscal 1995 from the Company's agent/distributor network.

RESEARCH AND PRODUCT DEVELOPMENT


     The Company's product development strategy is to expand the range of its application-specific products, develop new client/server software differentiated by innovative internally developed technology and incorporate third-party tools offering the latest technological advances into its products. The Company has increasingly incorporated third-party tools into its products to focus its product development efforts on applications, while reducing product development risk and time to market. At September 30, 1995 the Company had approximately 140 product development specialists, organized by EIS, financial reporting or retail decision support application expertise, who are charged with implementing the Company's product development strategy. Located in Ann Arbor, Michigan and Leicester, England, these specialists develop new products and product enhancements by considering customer suggestions, competitive offerings, technology trends and market opportunities.


     The Company is developing a planning application focused on the consumer packaged goods industry which enables marketing and sales managers to both plan for changes in consumer demand and to optimize pricing, promotions and inventory. Based on the ARTHUR Planning technology, this new product will allow consumer packaged goods manufacturers to better plan product sales and margins.

     The Company is also developing a new application, ARTHUR Allocation, targeting the retail industry. ARTHUR Allocation will enable a retailer to improve sales and margins by quickly and easily determining which stores should receive merchandise shipped to the retailer's warehouses.

     The Company plans to offer its Detect and Alert technology with its financial reporting products. Detect and Alert enables end-users to identify variances, trends and values that fall within detection rules established by the end-user. The Company is also developing enhanced versions of Commander FDC and Commander Budget which tightly integrate Commander Prism, a multidimensional database residing on the desktop, for more efficient analysis and reporting.

     The Company is developing a new information visualizer which combines and enhances the functionality of Execu-View and Briefing Book and is designed specifically for the Windows '95 and Windows NT operating systems. The new visualizer will be available with Commander OLAP and certain of the Company's ARTHUR products. The new visualizer will allow the end-user to perform cross-dimensional analysis and has built-in capabilities for data ranking and for basic alert functions. It also offers predominantly script-free application development, allowing MIS professionals to more quickly build and change applications.


     There can be no assurance that products under development will be completed successfully or on time, or that they will include the features required to achieve market acceptance. Failure of these new product development projects could have a material adverse effect on the Company's business, results of operations and financial condition.


     The markets for the Company's products are characterized by rapid technological advances, evolving industry standards, changes in customer requirements and frequent introductions and enhancements of competitive products. The Company's success and future financial performance will depend on its ability to anticipate these changes as they occur and to enhance its existing products and develop new products in a timely and cost-effective manner which keeps pace with these changes. There can be no assurance that the Company will be able to successfully accomplish future technological or product transitions, that the Company will not experience significant delays in developing new products or enhancements required to accomplish such transitions or that the Company will have sufficient financial resources available to it to finance such efforts. There can be no assurance as to the impact that any such transition would have on the Company's revenue or profitability. In addition, there can be no assurance that the Company's new products and enhancements will adequately address the changing needs of the marketplace and achieve market acceptance or that developments by others will not render the Company's products obsolete or noncompetitive. Any such failure could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Risks Associated With Rapid Technological Change."

INTELLECTUAL PROPERTY

     Comshare distributes its software products under software license agreements which generally grant customers a non-exclusive, non-transferable license to use the Company's products. The Company considers its software products to be valuable and unique assets and actively attempts to protect them contractually by generally restricting usage to internal operations, and prohibiting the unauthorized reproduction or transfer to third parties. The Company also believes that the nature of its customers and the provision of continuing maintenance and support services reduce the risk of unauthorized reproduction.

     In addition, the Company relies on copyright protection and trade secret laws to protect proprietary information. The laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. In addition, certain provisions of the Company's contracts prohibiting unauthorized reproduction may be unenforceable under the laws of certain foreign countries. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or development by others of similar or superior technology. Although the Company believes that its products and technology do not infringe on any existing proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future or that any such claims will not require the Company to enter into license arrangements or result in litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. Should litigation with respect to any such claims commence, such litigation could be extremely expensive and time-consuming and could have a material adverse effect on the Company's business, results of operations and financial condition regardless of the outcome of such litigation. See "Risk Factors -- Limited Intellectual Property Protection."

LICENSED TECHNOLOGIES

     The Company licenses certain software programs and tools from third parties and incorporates them into the Company's products. Generally, these licenses are non-exclusive worldwide licenses providing for varying royalty payments and expiration dates. The Company believes that the inclusion of third-party software programs and tools in its products reduces product development risk and time to market.

     Examples of third-party software tools that the Company incorporates into its products include Arbor's Essbase, Btrieve Technology, Inc.'s Btrieve database, Microsoft Excel and Strategic Mapping, Inc.'s Atlas View SDK. The Company is substantially dependent upon Essbase, which is an integral part of the Company's Commander OLAP, ARTHUR Planning and Plan Monitor products and certain planned new products. The Company's worldwide license for Essbase expires December 31, 2001. The license may also be terminated in the event of an uncured material breach.

     Because Essbase is the OLAP technology which provides the critical multidimensional functionality for Commander OLAP and is an integral component of the Company's ARTHUR product line, loss of the Company's rights to Essbase, or any change impacting the availability of Essbase, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, if there is any significant change in the competitiveness of Essbase, the Company could be required to undertake an expensive and time-consuming revision of its products to operate on the competitive product or technology and the Company's business, results of operations and financial condition could be materially adversely affected.

     In the future, the Company intends to increase the rate at which it licenses software tools from third parties for incorporation into its products, as part of its strategy to reduce product development risk and time to market for new products and product enhancements. Incorporating third-party software into its products subjects the Company to risks that its third-party vendors will refuse to renew a license, or become unable or unwilling to support and enhance their products in a manner that satisfies the Company's requirements. If the Company were unable to renew these licenses, or if its third party vendors were to become unable or unwilling to support and enhance their products, the Company could be required to devote additional resources to the enhancement and support of these products or to acquire or develop software providing equivalent capabilities, which could adversely impact the ability of the Company to sell its current products, cause delays in the development and introduction of new products and increase the Company's cost of development of such products. The occurrence of any of the foregoing risks associated with licensing software from third parties could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Reliance on Relationships with Arbor Software Corporation and Other Third Parties."

COMPETITION

     The markets for Comshare's software products are highly competitive and characterized by continued change and rapid technological advancements. In general, the Company competes on the basis of: (1) software application utility, which includes the extent to which its product offerings meet specific end-user markets and needs; (2) functionality, which includes the breadth and depth of features and functions and ease-of-use; (3) service and support, which includes the range and quality of technical support, training and consulting services;
(4) vendor reputation; (5) product architecture, which includes distributed computing capability, and ease of customization and integration with other applications; and (6) product pricing in relation to performance. The Company believes it competes favorably with respect to these factors.

     The client/server applications software market, including the market for decision support software, is intensely competitive, highly fragmented and subject to rapid change and evolving industry standards. Because the Company offers multiple products, the Company competes with a variety of other companies depending on the target market for their applications software products. In the EIS market, the Company competes primarily with Oracle Corporation, which recently purchased Express software from Information Resources, Inc.; Information Resources, Inc., which retained rights to Express software for certain applications; The Dun and Bradstreet Corporation, which purchased Pilot Software; and certain other software vendors. In the financial reporting applications market, the Company's principal competitor is Hyperion Software Corporation, which is generally recognized as the current market leader for stand-alone financial consolidation applications. In the retail decision support applications market, the Company competes with traditional EIS providers that do not have specific merchandise planning applications and with a number of smaller software providers. The Company also competes with a variety of additional software companies, third-party professional services organizations that develop custom software and with internal information technology departments which develop decision support solutions. Among the Company's current and potential competitors are also a number of large software companies, including developers of spreadsheets, RDBMSs, data warehouses, database query and reporting tools and transaction processing-based applications, that may elect to increase the decision support capabilities of their current products or that may develop or acquire products that compete with the Company's products. Increased competition could result in price reductions, reduced operating margins and loss of market share, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products than can the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, results of operations and financial condition. See "Risk Factors -- Competition."

EMPLOYEES


     Comshare had 694 full-time employees at September 30, 1995, including 259 in sales and marketing, 157 in consulting and implementation services, 141 in research and product development and 137 in customer support and administration. None of the Company's employees is represented by a labor union. The Company has experienced no work stoppages and believes that its relations with employees are good.


FACILITIES

     The Company's headquarters is located in Ann Arbor, Michigan in a leased facility consisting of approximately 61,200 square feet. This lease expires on February 28, 2005. The Company also leases a 52,100 square feet facility in London, England under a lease that expires on December 9, 2007. This facility is used for administration, sales, marketing and implementation services. In addition, the Company leases sales offices in 25 major cities in the United States, Europe and Australia and maintains a product development facility in Leicester, England.

LEGAL PROCEEDINGS

     The Company is not a party to any litigation that, in the opinion of management, could reasonably be expected to have a material adverse impact on the Company's business, results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The names, ages and positions of the executive officers and directors of the Company, assuming the election of all directors nominated for election to the Board of Directors at the Annual Meeting of Shareholders to be held on November 18, 1995, are as follows:

              NAME                  AGE                           POSITION
---------------------------------   ---      --------------------------------------------------
T. Wallace Wrathall..............   58       President, Chief Executive Officer and Director
Stephen R. Fluin.................   41       Vice President, European Operations
Dennis G. Ganster................   44       Senior Vice President and Chief Technology Officer
Kathryn A. Jehle.................   43       Senior Vice President, Chief Financial Officer,
                                               Treasurer and Assistant Secretary
Dion T. O'Leary..................   51       Vice President, Agents and Distributors
Charles J. Palmer................   50       Vice President, North American EIS Sales
Steven J. Tonissen...............   46       Senior Vice President, Marketing
Donald J. Walker.................   55       Senior Vice President
Richard L. Crandall..............   52       Chairman of the Board of Directors
Geoffrey B. Bloom................   53       Director Nominee
Daniel T. Carroll................   69       Director
Stanley R. Day...................   70       Director
W. John Driscoll.................   66       Director
Alan G. Merten...................   53       Director
George R. Mrkonic................   42       Director Nominee
John F. Rockart..................   64       Director

     Mr. Wrathall assumed the position of President and Chief Executive Officer of the Company in April 1994, after having served as the Company's Chief Financial Officer for 18 years and as a Senior Vice President since 1988.

     Mr. Fluin was named Vice President, European Operations of the Company in November 1994, after having served as the Company's Director of United Kingdom Sales for over seven years. Mr. Fluin has been with the Company in various positions since 1978.

     Mr. Ganster was named Senior Vice President in July 1994 after having served as Vice President and Chief Technology Officer since April 1993. He had previously served as the Company's Vice President of Product Management from July 1988 to April 1993, and has been with the Company in various positions since 1972.

     Ms. Jehle was named Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary in May 1994. Ms. Jehle served as Chief Financial Officer of Pharmavene, Inc., a pharmaceutical company, from June 1993 to May 1994; and as Vice President of AMF Bowling Centers, Inc. from May 1990 to June 1993. Ms. Jehle was previously employed by the Company from 1981 through 1987, most recently as Vice President and Treasurer.

     Mr. O'Leary was named Vice President, Agents and Distributors of the Company in November 1994 after having served as the Company's Director of Agents and Distributors for over ten years. Mr. O'Leary has been with the Company in various positions since 1971.


     Mr. Palmer was named an executive officer of the Company in October 1995 and has served as Vice President, North American EIS Sales, of the Company since July 1994. He previously served as Vice

President, Eastern Region North American Sales, from July 1993 to July 1994, after having served as Vice President, U.S. Sales, from July 1990 to July 1993. Mr. Palmer has been with the Company in various positions since 1976.

     Mr. Tonissen was named Senior Vice President, Marketing of the Company in June 1995. Prior to joining the Company, Mr. Tonissen served as a principal in The Spectrum Group, a management and information system consulting organization, from December 1992 until June 1995; Sales Director of ONTOS, an object-oriented database company, from December 1991 to December 1992; Managing Director of the Telon Division of Pansophic Systems, a computer software and service company, which was later acquired by Computer Associates, from June 1991 to December 1991; and as Director of Marketing of the same division of Pansophic from January 1990 to June 1991.

     Mr. Walker has been a Senior Vice President of the Company since July 1988 and has been with the Company in various positions since 1974.

     Mr. Crandall was named Chairman of the Board of the Company in April 1994, after having served as President and Chief Executive Officer of the Company since 1970. Mr. Crandall also serves as a director of Computer Task Group, Inc.

     Mr. Bloom is the President and Chief Executive Officer, Wolverine World Wide, Inc, a manufacturer and seller of footwear. Mr. Bloom assumed such position in 1993, after serving as Chief Operating Officer of such company from 1987 to 1993.


     Mr. Carroll is the Chairman and President, The Carroll Group, Inc., a management consulting company. He also serves as a director of the following corporations: A.M. Castle & Co., American Woodmark Corporation, Aon Corporation, DeSoto, Inc., Diebold, Inc., Michigan National Corporation, Oshkosh Truck Corporation, UDC Homes, Inc., Wolverine World Wide, Inc. and Woodhead Industries, Inc.


     Mr. Day is the retired Chairman of the Board, Champion Enterprises, Inc., a manufacturer of manufactured homes and mid-sized buses.


     Mr. Driscoll is the retired President, Rock Island Company, a private investment company. He also serves as a director of the following corporations:
The John Nuveen Company, The St. Paul Companies, Inc., Northern States Power Company and Weyerhaeuser Company.


     Mr. Merten is the Dean, Johnson Graduate School of Management, Cornell University. He also serves as a director of Tompkins County Trust Company, American Capital Bond Fund, Inc., American Capital Convertible Securities, Inc. and American Capital Income Trust and as a trustee of the Common Sense Trust.

     Mr. Mrkonic is the Vice Chairman and President, Borders Group, Inc., an operator of book and music stores. He assumed his current position in December 1994 and has been a director of Borders Group, Inc. since August 1994. Mr. Mrkonic served as Executive Vice President, Specialty Retailing Group of K-Mart Corporation, a general merchandise retailer, from November 1990 to November 1994. He was President of Eyelab, Inc., an optical goods retailer, from 1987 to 1990. Mr. Mrkonic is also a director of The Sports Authority, Inc., OfficeMax, Inc. and Champion Enterprises, Inc.

     Mr. Rockart is a Director and Senior Lecturer at the Center for Information Systems Research, Massachusetts Institute of Technology. He also serves as a director of Keane, Inc. and Renaissance Solutions, Inc.

STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 1995, and as adjusted to reflect the sale by the Selling Shareholders of the shares of Common Stock offered by this Prospectus (assuming no exercise of the Underwriters' over allotment option), by all directors and executive officers of the Company as a group.


                                                                                       SHARES TO BE
                                    SHARES BENEFICIALLY                             BENEFICIALLY OWNED
                                     OWNED PRIOR TO THE                                 AFTER THE
                                        OFFERING(1)             SHARES TO BE           OFFERING(1)
                                  ------------------------       SOLD IN THE       --------------------
             NAME                  NUMBER       PERCENT(2)       OFFERING(3)       NUMBER       PERCENT
-------------------------------   ---------     ----------     ---------------     -------      -------
All executive officers and
  directors as a group (16
  persons)(4)..................   1,358,538      16.2%              567,040        791,498       8.3%


---------------
(1) To the best of the Company's knowledge, based on information reported by such directors and officers or contained in the Company's shareholder records. Unless otherwise indicated by any additional information included in the footnotes to the table, the beneficial owners are presumed to have sole voting and investment power with respect to all shares shown.


(2) The total number of shares of Common Stock deemed outstanding prior to this Offering was 8,240,273 as of September 30, 1995. The number of shares of Common Stock deemed outstanding after this Offering includes the additional 1,125,000 shares being offered by the Company in this Offering, and assumes no exercise of the Underwriters' over-allotment option.


(3) The Selling Shareholders include Messrs. Crandall, Driscoll and certain trusts of which Mr. Driscoll serves as a trustee. For a description of the shares of Common Stock to be sold in the Offering by Messrs. Crandall, Driscoll and the trusts of which Mr. Driscoll serves as a trustee, see "Selling Shareholders." No other executive officer or director is participating in this Offering as a Selling Shareholder.

(4) Includes 168,749 shares which certain directors and executive officers have, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan; 593,209 shares, referred to in Note (5) under "Selling Shareholders," as to which beneficial ownership is disclaimed; 11,153 shares that have been allocated to the accounts of members of the group under the Company's Employee Stock Ownership Plan; and 36,000 shares referred to in Note (2) under "Selling Shareholders" owned by the minor son of a director of the Company, as to which beneficial ownership is disclaimed.

                              SELLING SHAREHOLDERS


     All of the Selling Shareholders, other than Richard L. Crandall, are descendants or spouses of descendants of Frederick Weyerhaeuser, trusts for the benefit of such persons, a corporation owned by such persons and trusts or a foundation affiliated with such persons (the "Weyerhaeuser Family"). W. John Driscoll, who has served as a director of the Company since 1970, and his spouse, are members of the Weyerhaeuser Family and are Selling Shareholders. At September 30, 1995, the members of the Weyerhaeuser Family, including the Selling Shareholders, beneficially owned 1,452,819 shares, or 17.6%, of the Common Stock. Following this Offering, the members of the Weyerhaeuser Family, including the Selling Shareholders, will beneficially own 446,298 shares, or 4.8%, of the Common Stock. At September 30, 1995, the only member of the Weyerhaeuser Family beneficially owning more than 1% of the Common Stock was Rock Island Company, which beneficially owned 511,407 shares, or 6.2%, of the Common Stock. The information pertaining to Rock Island Company is based on a
Schedule 13D Report, dated July 3, 1995. Following this Offering, no member of the Weyerhaeuser Family will beneficially own more than 1% of the Common Stock. Richard L. Crandall, Chairman of the Board of the Company, is also a Selling Shareholder. At September 30, 1995, Mr. Crandall beneficially owned 209,809 shares, or 2.5%, of the Common Stock. Following this Offering, Mr. Crandall will beneficially own 171,330 shares, or 1.8%, of the Common Stock.



     The following table sets forth the name of each Selling Shareholder for whose account shares of Common Stock are offered by this Prospectus, the number of shares of Common Stock currently held for the account of such Selling Shareholder, the number of shares of Common Stock being sold for the account of such Selling Shareholder in this Offering (assuming no exercise of the Underwriters' over-allotment option) and the number of shares of Common Stock that will be held for the account of such Selling Shareholder following this Offering (assuming no exercise of the Underwriters' over-allotment option).



                                                    SHARES HELD FOR                       SHARES TO BE HELD
                                                     ACCOUNT PRIOR    SHARES TO BE SOLD   FOR ACCOUNT AFTER
                       NAME                           TO OFFERING      IN THE OFFERING      THE OFFERING
--------------------------------------------------  ---------------   -----------------   -----------------
Rock Island Company(1)............................      511,407            444,702              66,705
Richard L. Crandall(2)............................      209,809             38,479             171,330
Elizabeth S. Driscoll.............................       68,085             59,205               8,880
Rev. Trust of Rudolph W. Driscoll, Jr.(3).........       47,187             41,033               6,154
Frederick K. Weyerhaeuser Trust of 1939 fbo Vivian
  W. Piasecki(4)..................................       44,775             38,935               5,840
Elizabeth C. Driscoll.............................       42,504             36,961               5,543
John B. Driscoll..................................       42,504             36,961               5,543
Margaret L. Driscoll..............................       42,504             36,961               5,543
William L. Driscoll...............................       42,504             36,961               5,543
Stewardship Foundation............................       31,692             27,559               4,133
W. John Driscoll(5)...............................       26,250              9,783              16,467
Rudolph W. Driscoll...............................       22,500             19,565               2,935
Charles L. Weyerhaeuser...........................       22,500             19,565               2,935
F. T. Weyerhaeuser(6).............................       22,500             19,565               2,935
Trust U/W of F. Weyerhaeuser
  fbo V. Rasmussen(7).............................       22,500             19,565               2,935
Michael W. Piasecki...............................       14,719             10,003               4,716
1966 Trust #2 of Sarah-Maud W. Sivertsen(8).......       11,700             10,173               1,527
1966 Trust #3 of Sarah-Maud W. Sivertsen(9).......       11,700             10,173               1,527
1966 Trust #4 of Sarah-Maud W. Sivertsen(10)......       11,700             10,173               1,527
Trust for Elise B. Rosenberry(11).................       10,800              9,391               1,409
Trust for Lucy Rosenberry(12).....................       10,800              9,391               1,409
Trust for Walter S. Rosenberry III(13)............       10,800              9,391               1,409
Trust U/W of J.P. Weyerhaeuser Jr. fbo Elizabeth
  W. Meadowcroft(14)..............................       10,605              9,221               1,384

                                                    SHARES HELD FOR                       SHARES TO BE HELD
                                                     ACCOUNT PRIOR    SHARES TO BE SOLD   FOR ACCOUNT AFTER
                       NAME                           TO OFFERING      IN THE OFFERING      THE OFFERING
                       ----                         ---------------   -----------------   -----------------
Trust U/W of J.P. Weyerhaeuser Jr.
  fbo George H. Weyerhaeuser(15)..................       10,605              9,221               1,384
Trust U/W of J.P. Weyerhaeuser Jr.
  fbo Ann W. Pascoe(16)...........................       10,605              9,221               1,384
Spec. Power of Appointment Trust U/W of J.P.
  Weyerhaeuser III(17)............................       10,605              9,221               1,384
Vivian W. Piasecki................................        9,682              8,419               1,263
Julie C. Titcomb..................................        8,145              7,082               1,063
Rev. Trust of William T. Weyerhaeuser(18).........        7,068              6,146                 922
Rev. Trust of Bruce L. Titcomb(19)................        4,500              3,913                 587
1985 Trust for Christopher B. Titcomb(20).........        4,002              3,480                 522
1985 Trust for Daniel O. Titcomb(21)..............        4,002              3,480                 522
1985 Trust for Robert C. Titcomb(22)..............        4,002              3,480                 522
Kirsten B. Driscoll...............................        3,750              3,260                 490
Catherine C. Titcomb(23)..........................        2,499              2,173                 326
Daniel L. Titcomb(23).............................        2,499              2,173                 326
Daniel C. Titcomb(24).............................        2,437              2,119                 318
Trust for Stephen T. Titcomb created
  4-25-61(25).....................................        2,100              1,826                 274
Madeline O. Titcomb(23)...........................        2,062              1,793                 269
Peter C. Titcomb..................................        1,545              1,343                 202
Edward R. Titcomb Insurance Trust
  fbo Bruce L. Titcomb(26)........................        1,125                978                 147
Edward R. Titcomb Insurance Trust
  fbo Daniel C. Titcomb(27).......................        1,125                978                 147
Edward R. Titcomb Insurance Trust fbo Frederick W.
  Titcomb(28).....................................        1,125                978                 147


---------------
 (1) The information pertaining to Rock Island Company is based on a Schedule 13D Report, dated July 3, 1995, which was filed by Rock Island Company with the Securities and Exchange Commission. The Schedule 13D Report reflects that Rock Island Company has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of 511,407 shares.

 (2) Includes 37,500 shares which Mr. Crandall has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's 1988 Stock Option Plan and 2,632 shares which have been allocated to his account under the Company's Employee Stock Ownership Plan. Mr. Crandall disclaims beneficial ownership of 36,000 shares reflected in the table which are owned by his minor son.

 (3) Rudolph W. Driscoll, Jr. has voting and investment power over the shares in this revocable trust, but has delegated voting power over the shares in the trust to W. John Driscoll.

 (4) The trustees of the Frederick K. Weyerhaeuser Trust of 1939 fbo Vivian W. Piasecki are Walter S. Rosenberry and John P. Weyerhaeuser IV, who share voting and investment power over the shares in the trust.


 (5) W. John Driscoll beneficially owns 623,919 shares of Common Stock, which includes an aggregate of 84,387 shares owned by five trusts. Mr. Driscoll is a co-trustee of the four trusts described in Notes (8), (9), (10) and
     (25) under "Selling Shareholders" and is the sole trustee of a fifth trust described in Note (3) under "Selling Shareholders." This number also includes 511,407 shares owned by Rock Island Company, a private investment company, all of the capital stock of which is owned by members of the Weyerhaeuser Family, as well as 1,875 shares which Mr. Driscoll has, or within 60 days of September 30, 1995 will have, the right to acquire pursuant to the presently exercisable portion of options granted under the Company's Directors Stock Option Plan. Mr. Driscoll is a director of, and owns 0.8721% of the stock of, Rock Island Company. Mr. Driscoll shares voting and investment power with respect to the shares owned by the four trusts of which he is the co-trustee and the shares owned by Rock Island Company; however, except as to 4,459 of the shares owned by Rock Island Company, he disclaims beneficial ownership of such shares. Mr. Driscoll has voting power, but no investment power, with respect to the trust of which he is the sole trustee. All of the shares of Common Stock described in this note are included in the shares owned by various members of the Weyerhaeuser Family. The information in the table pertaining to W. John Driscoll is based on a Schedule 13G Report, dated July 3, 1995, which was filed by W. John Driscoll with the Securities and Exchange Commission. The
     Schedule 13G Report reflects that W. John Driscoll has sole voting power with respect to 26,250 shares, shared voting power with respect to 84,387 shares, sole dispositive power with respect to 26,250 shares, and shared dispositive power with respect to 37,200 shares.

 (6) F.T. Weyerhaeuser is a co-trustee of the six trusts described in Notes (8),
     (9), (10), (14), (15) and (16) under "Selling Shareholders."

 (7) The trustees of the Trust U/W of F. Weyerhaeuser fbo V. Rasmussen are Frederick W. Titcomb and George H. Weyerhaeuser, who share voting and investment power over the shares in the trust.

 (8) The trustees of the 1966 Rev. Trust #2 of Sarah-Maud W. Sivertsen are W. John Driscoll, Edward R. Titcomb and F. T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

 (9) The trustees of the 1966 Rev. Trust #3 of Sarah-Maud W. Sivertsen are W. John Driscoll, Edward R. Titcomb and F. T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(10) The trustees of the 1966 Rev. Trust #4 of Sarah-Maud W. Sivertsen are W. John Driscoll, Edward R. Titcomb and F. T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(11) The trustees of the Trust for Elise B. Rosenberry are Edward R. Titcomb and Lynn W. Day, who share voting and investment power over the shares in the trust.

(12) The trustees of the Trust for Lucy Rosenberry are Edward R. Titcomb and Lynn W. Day, who share voting and investment power over the shares in the trust.


(13) The trustees of the Trust for Walter S. Rosenberry III are Edward R. Titcomb and Lynn W. Day, who share voting and investment power over the shares in the trust.


(14) The trustees of the Trust U/W of J. P. Weyerhaeuser Jr. fbo Elizabeth W. Meadowcroft are Walter S. Rosenberry III, F.T. Weyerhaeuser and William T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(15) The trustees of the Trust U/W of J. P. Weyerhaeuser Jr. fbo George H. Weyerhaeuser are Walter S. Rosenberry III, F.T. Weyerhaeuser and William T. Weyerhaeuser, who share voting and investment power over the shares in the trust.


(16) The trustees of the Trust U/W of J. P. Weyerhaeuser Jr. fbo Ann W. Pascoe are Walter S. Rosenberry, F.T. Weyerhaeuser and William T. Weyerhaeuser, who share voting and investment power over the shares in the trust.


(17) The trustees of the Special Power of Appointment Trust U/W of J. P. Weyerhaeuser III are George H. Weyerhaeuser and William T. Weyerhaeuser, who share voting and investment power over the shares in the trust.


(18) The trustee of the Revocable Trust of William T. Weyerhaeuser is Gail T. Weyerhaeuser, who has voting and investment power over the shares in the trust.



(19) The trustee of the Revocable Trust of Bruce L. Titcomb is Kathleen Y. Titcomb, who has voting and investment power over the shares in the trust.


(20) The trustees of the 1985 Trust for Christopher B. Titcomb are Daniel C. Titcomb and John W. Titcomb Jr., who share voting and investment power over the shares in the trust.

(21) The trustees of the 1985 Trust for Daniel O. Titcomb are Daniel C. Titcomb and John W. Titcomb Jr., who share voting and investment power over the shares in the trust.

(22) The trustees of the 1985 Trust for Robert C. Titcomb are Daniel C. Titcomb and John W. Titcomb Jr., who share voting and investment power over the shares in the trust.

(23) These shares are held in custodial accounts under a Uniform Transfer to Minors Act, with Judith L. Titcomb, as custodian, having voting and investment power over these shares.

(24) Daniel C. Titcomb is a co-trustee of the three trusts described in Notes
     (20), (21) and (22) under "Selling Shareholders."

(25) The trustees of the 1985 Trust for Stephen T. Titcomb created 4-25-61 are
     W. John Driscoll and George H. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(26) The trustees of the Edward R. Titcomb Insurance Trust fbo Bruce L. Titcomb are Frederick W. Davis II, George H. Weyerhaeuser and William T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(27) The trustees of the Edward R. Titcomb Insurance Trust fbo Daniel C. Titcomb are Frederick W. Davis II, George H. Weyerhaeuser and William T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

(28) The trustees of the Edward R. Titcomb Insurance Trust fbo Frederick W. Titcomb are Frederick W. Davis II, George H. Weyerhaeuser and William T. Weyerhaeuser, who share voting and investment power over the shares in the trust.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $1.00 par value, and 5,000,000 shares of Preferred Stock, no par value. The Company's Board of Directors has approved an increase in the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 shares, which increase will be voted upon by the Company's shareholders at the 1995 Annual Meeting of Shareholders to be held November 18, 1995.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its shareholders. The Common Stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued pursuant to this Offering will be fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors is authorized from time to time to issue shares of Preferred Stock in one or more series and with such relative rights, powers, preferences, limitations and restrictions as the Board of Directors may determine, without the vote of holders of its Common Stock or Preferred Stock, if any. Such shares may be convertible into Common Stock and may be superior to the Common Stock in the payment of dividends, liquidation, voting and other rights, preferences and privileges. The issuance of Preferred Stock could adversely affect the holders of Common Stock. For example, the issuance of Preferred Stock could be used in certain circumstances to render more difficult or discourage a merger, tender offer or proxy contest or a removal of incumbent management. Preferred Stock may be issued with voting and conversion rights that could adversely affect the voting power and other rights of the holders of Common Stock. The Company has no present plans to issue any shares of Preferred Stock.


ANTI-TAKEOVER EFFECTS OF THE COMPANY'S BYLAWS AND OF MICHIGAN LAW


     BYLAWS

     The Company's Bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by shareholders to change the Company's management. The Company's Bylaws provide that nominations for directors may not be made by shareholders at any annual or special meeting thereof unless the shareholder intending to make a nomination notifies the Company of his intentions a specified number of days in advance of the meeting and furnishes to the Company certain information regarding himself and the intended nominee. The Company's Bylaws also require advance notice of any proposal to be brought by a shareholder before any annual or special meeting of shareholders and require that the shareholder provide certain information to the Company regarding such shareholder, the proposal and any material interest such shareholder may have in the proposal.

     MICHIGAN LAW

     The Michigan Business Corporation Act (the "MBCA") contains certain provisions that may impede the acquisition of significant stock ownership in the Company unless approved by the Company's Board of Directors. Chapter 7B of the MBCA provides that "control shares" of the

Company acquired in a control share acquisition have no voting rights except as granted by the shareholders of the Company. Control shares are shares that, when added to shares previously owned by a shareholder, increases such shareholder's ownership of voting stock to 20% or more, 33 1/3% or more or a majority of the outstanding voting power of the Company. Chapter 7A of the MBCA provides that business combinations between a Michigan corporation which elects to be subject to Chapter 7A and a beneficial owner of 10% or more of the voting power of such corporation generally require the approval of 90% of the votes of each class of stock entitled to be cast, and at least 2/3 of the votes of each class of stock entitled to be cast other than shares owned by such 10% owner, unless the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such or the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years. The Company is subject to Chapter 7B of the MBCA. The Company is not currently subject to Chapter 7A of the MBCA, but the Company's Board of Directors may elect at any time to be subject to all or part of Chapter 7A, with respect to specifically identified or unidentified 10% owners, by adopting a resolution to that effect.

     LIMITATION OF LIABILITY

     The Company's Articles of Incorporation provide that no director of the Company shall be personally liable to the Company or to its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provisions do not eliminate or limit liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 551(1) of the MBCA dealing with liability for unauthorized distributions and loans to insiders or (iv) for any transaction from which the director derived an improper personal benefit.

     A principal effect of these provisions is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. These provisions may also shield directors from liability under federal and state securities laws.

     The Company's Articles of Incorporation and Bylaws further provide for the indemnification of the Company's directors and officers to the fullest extent permitted by Michigan law, including circumstances in which indemnification is otherwise discretionary.

STOCK TRANSFER AGENT

     The transfer agent for the Common Stock is KeyCorp Shareholder Services,
Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon the closing of this Offering, the Company will have 9,365,273 shares of Common Stock outstanding, all of which, including the 2,170,000 shares offered hereby, will be freely tradeable in the public market without restriction under the Securities Act unless they are held by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act). Of the Company's outstanding shares at September 30, 1995, 696,591 shares are subject to lock-up agreements pursuant to which they may not be sold or transferred for 90 days after the date of this Prospectus. However, Robertson, Stephens & Company, in its sole discretion, may release the shareholders from these lock-up agreements, in whole or in part, at any time and without notice.


     The Company also maintains two stock option plans, the 1988 Stock Option Plan and the 1994 Directors Stock Option Plan, and an Employee Stock Purchase Plan and an Executive Stock Purchase Program. As of September 30, 1995, there were an aggregate of approximately 838,245 shares of Common Stock subject to outstanding options or purchase rights under these plans. The Company has filed registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1988 Stock Option Plan, the 1994 Directors Stock Option Plan, the Employee Stock Purchase Plan and the Executive Stock Purchase Plan. Shares covered by those registration statements are eligible for resale in the public market, subject to Rule 144 limitations applicable to affiliates and to the lock-up agreements described above, if applicable.

     No prediction can be made as to the effect, if any, that market sales or the availability for sale of such shares will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial numbers of shares in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through a sale of its equity securities.

                                  UNDERWRITING


     The Underwriters named below, acting through their representatives, Robertson, Stephens & Company, L.P., Volpe, Welty & Company and The Chicago Corporation (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.



                                                                             NUMBER OF
                                       NAME                                   SHARES
        ------------------------------------------------------------------   ---------
        Robertson, Stephens & Company, L.P. ..............................
        Volpe, Welty & Company............................................
        The Chicago Corporation...........................................

                                                                             ---------
                Total.....................................................   2,170,000
                                                                             =========



     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession of not more than $     per share, of which $
may be reallowed to other dealers. After this Offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.



     The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 325,500 additional shares of Common Stock at the same price per share as the Company and the Selling Shareholders receive for the 2,170,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,170,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,170,000 shares are being sold.


     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act.


     Each executive officer and director of the Company listed in the table under "Management" and each Selling Shareholder has agreed, during the period ending 90 days after the date of this Prospectus, not to directly or indirectly offer, sell, contract to sell, make subject to any purchase option, grant a security interest in or otherwise dispose of an aggregate of 696,591 shares of Common Stock owned at September 30, 1995 without the prior written consent of Robertson, Stephens & Company, L.P. The

Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or any options or warrants to purchase Common Stock other than shares or options issued under the Company's stock and option plans until 90 days after the effective date of this Registration Statement, except with the prior written consent of Robertson, Stephens & Company, L.P. Consent to earlier sale of such shares may be granted by Robertson, Stephens & Company, L.P. in its discretion.

     The Underwriters do not intend to confirm sales to any account over which they have discretionary authority.


     In general, the rules of the Commission will prohibit the Underwriters from making a market in the Company's Common Stock during the "cooling off" period immediately preceding the commencement of sales in this Offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with this Offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any) or their respective affiliates intend to engage in passive market making in the Company's Common Stock during the cooling off period.

                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for the Company by Dykema Gossett PLLC, Detroit, Michigan. Janet L. Neary, a member of Dykema Gossett PLLC, serves as the Company's Secretary. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison, San Francisco, California.

                                    EXPERTS

     The consolidated balance sheets as of June 30, 1994 and 1995, and the consolidated statements of operations, shareholders' equity and cash flows of the Company for each of the three years in the period ended June 30, 1995, and the related financial statement schedule included in or incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated by their reports with respect thereto, and are included in or incorporated by reference herein in reliance on the authority of said firm as experts in accounting and auditing. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for income taxes as explained in Note 8 to the consolidated financial statements.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. The Registration Statement, including the exhibits thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                             COMSHARE, INCORPORATED

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants.............................................    F-2
Consolidated Statement of Operations for the Fiscal Years Ended
  June 30, 1993, 1994 and 1995 and the Three Months Ended September 30, 1994 and 1995
  (unaudited)........................................................................    F-3
Consolidated Balance Sheet as of June 30, 1994 and 1995 and September 30, 1995
  (unaudited)........................................................................    F-4
Consolidated Statement of Cash Flows for the Fiscal Years Ended
  June 30, 1993, 1994 and 1995 and the Three Months Ended September 30, 1994 and 1995
  (unaudited)........................................................................    F-6
Consolidated Statement of Shareholders' Equity for the Fiscal Years Ended
  June 30, 1993, 1994 and 1995 and the Three Months Ended September 30, 1995
  (unaudited)........................................................................    F-7
Notes to Consolidated Financial Statements...........................................    F-8

After the stock split discussed in Note 12 to Comshare, Incorporated's Consolidated Financial Statements is effected, we expect to be in a position to render the following audit report.

                                               ARTHUR ANDERSEN LLP

Detroit, Michigan,
July 27, 1995

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Comshare, Incorporated:

We have audited the accompanying consolidated balance sheet of COMSHARE, INCORPORATED (a Michigan corporation) and subsidiaries as of June 30, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comshare, Incorporated and subsidiaries as of June 30, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.

As explained in Note 8 to the financial statements, effective July 1, 1992, the Company changed its method of accounting for income taxes.

                             COMSHARE, INCORPORATED
                      CONSOLIDATED STATEMENT OF OPERATIONS

                   (in thousands, except for per share data)



                                                        YEAR ENDED JUNE 30,          SEPTEMBER 30,
                                                   -----------------------------   -----------------
                                                     1993      1994       1995      1994      1995
                                                   --------   -------   --------   -------   -------
                                                                                      (unaudited)
REVENUE
  Software licenses..............................  $ 40,397   $37,871   $ 49,294   $10,006   $13,920
  Software maintenance...........................    43,064    41,625     36,649     8,972     9,015
  Implementation, consulting and other
     services....................................    21,733    17,130     22,415     5,180     5,718
                                                   --------   -------   --------   -------   -------
TOTAL REVENUE....................................   105,194    96,626    108,358    24,158    28,653

COSTS AND EXPENSES
  Selling and marketing..........................    54,065    46,457     45,283    10,232    12,038
  Cost of revenue and support....................    20,528    17,670     24,799     5,382     6,690
  Internal research and product development......    22,989    19,293     16,180     4,070     3,998
  Internally capitalized software................   (15,035)  (13,193)   (11,667)   (3,079)   (2,358)
  Software amortization..........................    10,761    12,517     13,250     3,385     2,616
  General and administrative.....................    11,668     9,891     11,663     2,750     3,041
  Unusual charge.................................        --        --      6,365        --        --
  Restructuring related costs....................     1,489     2,343         --        --        --
                                                   --------   -------   --------   -------   -------
TOTAL COSTS AND EXPENSES.........................   106,465    94,978    105,873    22,740    26,025
                                                   --------   -------   --------   -------   -------
INCOME (LOSS) FROM OPERATIONS....................    (1,271)    1,648      2,485     1,418     2,628

OTHER INCOME (EXPENSE)
  Interest income................................       298        79        157        21        15
  Interest expense...............................      (611)     (568)      (669)     (187)     (156)
  Exchange gain (loss)...........................       480       (25)       307       (37)      (89)
                                                   --------   -------   --------   -------   -------
TOTAL OTHER INCOME (EXPENSE).....................       167      (514)      (205)     (203)     (230)
                                                   --------   -------   --------   -------   -------
INCOME (LOSS) BEFORE TAXES.......................    (1,104)    1,134      2,280     1,215     2,398
Provision (benefit) for income taxes.............       659       912     (3,048)      464       888
                                                   --------   -------   --------   -------   -------
NET INCOME (LOSS)................................  $ (1,763)  $   222   $  5,328   $   751   $ 1,510
                                                   ========   =======   ========   =======   =======
NET INCOME (LOSS) PER COMMON SHARE...............  $  (0.22)  $  0.03   $   0.63   $  0.09   $  0.17
                                                   ========   =======   ========   =======   =======
WEIGHTED AVERAGE NUMBER OF COMMON AND DILUTIVE
  COMMON EQUIVALENT SHARES.......................     7,978     8,234      8,398     8,235     8,730
                                                   ========   =======   ========   =======   =======


         The accompanying notes are an integral part of this statement.

                             COMSHARE, INCORPORATED
                           CONSOLIDATED BALANCE SHEET
                             (dollars in thousands)


                                                                    JUNE 30,         SEPTEMBER 30,
                                                               ------------------    -------------
                                                                1994       1995          1995
                                                               -------    -------    -------------
                                                                                      (unaudited)
  ASSETS
CURRENT ASSETS
  Cash......................................................   $ 1,774    $ 1,398       $ 2,023
  Accounts receivable, less allowance for doubtful accounts
     of $1,161 as of June 30, 1994; $887 as of June 30, 1995
     and $910 as of September 30, 1995......................    30,846     29,531        30,995
  Deferred income taxes.....................................     1,487        783           783
  Prepaid expenses..........................................     4,012      4,098         4,140
                                                               -------    -------       -------

     Total current assets...................................    38,119     35,810        37,941

PROPERTY AND EQUIPMENT, at cost
  Computers and other equipment.............................    24,278     24,023        23,839
  Leasehold improvements....................................     4,258      3,053         3,535
                                                               -------    -------       -------
                                                                28,536     27,076        27,374

  Less -- Accumulated depreciation..........................    24,338     23,663        23,867
                                                               -------    -------       -------
     Property and equipment, net............................     4,198      3,413         3,507

COMPUTER SOFTWARE, net of accumulated amortization of
  $50,114 as of June 30, 1994; $70,308 as of June 30, 1995
  and $72,800 as of September 30, 1995......................    40,236     32,676        32,410

GOODWILL, net of accumulated amortization of $1,437 as of
  June 30, 1994; $1,751 as of June 30, 1995 and $1,730 as of
  September 30, 1995........................................     2,033      2,246         2,162

OTHER ASSETS................................................     4,358      5,165         5,356
                                                               -------    -------       -------
                                                               $88,944    $79,310       $81,376
                                                               =======    =======       =======


         The accompanying notes are an integral part of this statement.

                             COMSHARE, INCORPORATED
                           CONSOLIDATED BALANCE SHEET
                             (dollars in thousands)


                                                                    JUNE 30,
                                                               ------------------    SEPTEMBER 30,
                                                                1994       1995          1995
                                                               -------    -------    -------------
                                                                                      (unaudited)
  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable.............................................   $    29    $    --       $    --
  Accounts payable..........................................    10,608     11,342        12,564
  Accrued liabilities
     Payroll................................................     4,910      3,467         2,872
     Taxes, other than income taxes.........................     1,399      1,486         1,441
     Other..................................................     1,364      1,465         1,008
                                                               -------    -------       -------
       Total accrued liabilities............................     7,673      6,418         5,321
  Income taxes..............................................       641      1,602         2,010
  Deferred revenue..........................................    19,617     18,599        18,725
                                                               -------    -------       -------
       Total current liabilities............................    38,568     37,961        38,620
LONG-TERM DEBT..............................................    15,354      5,436         4,662
DEFERRED INCOME TAXES.......................................     5,511        275           274
OTHER LIABILITIES...........................................     3,005      3,090         3,466
SHAREHOLDERS' EQUITY
  Capital stock:
     Preferred stock, no par value; authorized 5,000,000
       shares; none issued..................................        --         --            --
     Common stock, $1.00 par value; authorized 20,000,000
       shares; outstanding 8,036,716 shares as of June 30,
       1994; 8,221,234 shares as of June 30, 1995 and
       8,240,273 shares as of September 30, 1995............     8,037      8,221         8,240
  Capital contributed in excess of par......................    11,982     13,199        13,278
  Retained earnings.........................................    10,190     15,500        16,987
  Currency translation adjustments..........................    (3,504)    (3,239)       (3,217)
                                                               -------    -------       -------
                                                                26,705     33,681        35,288
  Less -- Notes receivable..................................       199      1,133           934
                                                               -------    -------       -------
       Total shareholders' equity...........................    26,506     32,548        34,354
                                                               -------    -------       -------
                                                               $88,944    $79,310       $81,376
                                                               =======    =======       =======


         The accompanying notes are an integral part of this statement.

                             COMSHARE, INCORPORATED
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (dollars in thousands)


                                                                                  THREE MONTHS ENDED
                                                   YEAR ENDED JUNE 30,              SEPTEMBER 30,
                                             --------------------------------    --------------------
                                               1993        1994        1995        1994        1995
                                             --------    --------    --------    --------    --------
                                                                                     (unaudited)
OPERATING ACTIVITIES
NET INCOME (LOSS)..........................  $ (1,763)   $    222    $  5,328    $    751    $  1,510
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
  Depreciation and amortization............    15,491      15,893      15,873       4,096       3,198
  Write-off of capitalized software........        --          --       6,365          --          --
  Gain on sale of undeveloped land.........        --      (1,102)         --          --          --
  Provision for losses on accounts
     receivable............................       586         140        (119)         27          19
  Loss on sale of property and equipment...        71           3          28          11          --
  Changes in operating assets and
     liabilities:
     Accounts receivable...................     4,601         585       2,675        (297)     (1,415)
     Prepaid expenses......................     1,142         929          77         (56)        (58)
     Other assets..........................     1,122          35          --          --          --
     Accounts payable......................    (2,716)     (1,083)       (469)        149       1,403
     Accrued liabilities...................    (2,927)        853        (337)     (1,579)       (810)
     Deferred revenue......................      (396)     (3,875)     (1,489)     (1,044)        116
     Deferred income taxes.................       528         732      (4,645)        387           2
     Other liabilities.....................       607         301          42          67         381
                                             --------    --------    --------    --------    --------
       Net cash provided by operating
          activities.......................    16,346      13,633      23,329       2,512       4,346

INVESTING ACTIVITIES
  Additions to computer software...........   (15,811)    (13,187)    (11,667)     (3,079)     (2,409)
  Payments for property and equipment......    (1,645)     (1,199)     (1,207)       (165)       (523)
  Proceeds from sale of undeveloped land...        --       3,376          --          --          --
  Other....................................      (235)     (1,382)     (1,227)       (264)       (332)
                                             --------    --------    --------    --------    --------
       Net cash used in investing
          activities.......................   (17,691)    (12,392)    (14,101)     (3,508)     (3,264)

FINANCING ACTIVITIES
  Net borrowings (repayments) under notes
     payable...............................      (590)        (40)        (33)        167          --
  Net borrowings (repayments) under long-
     term debt.............................       768      (2,046)    (10,044)        (24)       (737)
  Stock options exercised..................       358          74         248          41          74
  Other....................................        --         (42)        202          --         187
                                             --------    --------    --------    --------    --------
       Net cash provided by (used in)
          financing activities.............       536      (2,054)     (9,627)        184        (476)

EFFECT OF EXCHANGE RATE CHANGES............      (408)         (6)         23          45          19
                                             --------    --------    --------    --------    --------
NET INCREASE (DECREASE) IN CASH............    (1,217)       (819)       (376)       (767)        625
                                             --------    --------    --------    --------    --------
BALANCE AT BEGINNING OF YEAR...............     3,810       2,593       1,774       1,774       1,398
                                             --------    --------    --------    --------    --------
BALANCE AT END OF YEAR.....................  $  2,593    $  1,774    $  1,398    $  1,007    $  2,023
                                             ========    ========    ========    ========    ========
Supplemental disclosures:
  Cash paid for interest...................  $    540    $    624    $    690    $    187    $    118
                                             ========    ========    ========    ========    ========
  Cash paid for income taxes...............  $  1,113    $    481    $    558    $    119    $    537
                                             ========    ========    ========    ========    ========


         The accompanying notes are an integral part of this statement.

                             COMSHARE, INCORPORATED
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                             (dollars in thousands)


                                                                                       THREE MONTHS
                                                           YEAR ENDED JUNE 30,             ENDED
                                                      -----------------------------    SEPTEMBER 30,
                                                       1993       1994       1995          1995
                                                      -------    -------    -------    -------------
                                                                                        (unaudited)
COMMON STOCK
  Balance beginning of period......................   $ 7,930    $ 8,019    $ 8,037       $ 8,221
  Employee Stock Purchase Plan.....................        --         --         22            --
  1994 Executive Stock Purchase Program............        --         --        104            --
  Retirement of shares.............................       (27)        --         (2)           (1)
  Stock options exercised..........................       116         18         60            20
                                                      -------    -------    -------       -------
  Balance end of period............................     8,019      8,037      8,221         8,240
                                                      -------    -------    -------       -------
CAPITAL CONTRIBUTED IN EXCESS OF PAR
  Balance beginning of period......................    11,557     11,926     11,982        13,199
  Employee Stock Purchase Plan.....................        --         --        155            --
  1994 Executive Stock Purchase Program............        --         --        855            --
  Retirement of shares.............................       (41)        --         (3)           (2)
  Stock options exercised..........................       397         54        210            81
  Tax benefits related to stock options............        13          2         --            --
                                                      -------    -------    -------       -------
  Balance end of period............................    11,926     11,982     13,199        13,278
                                                      -------    -------    -------       -------
RETAINED EARNINGS
  Balance beginning of period......................    11,831      9,968     10,190        15,500
  Net income (loss)................................    (1,763)       222      5,328         1,510
  Retirement of shares.............................      (100)        --        (18)          (23)
                                                      -------    -------    -------       -------
  Balance end of period............................     9,968     10,190     15,500        16,987
                                                      -------    -------    -------       -------
CURRENCY TRANSLATION ADJUSTMENTS
  Balance beginning of period......................    (1,165)    (3,553)    (3,504)       (3,239)
  Translation adjustments..........................    (2,388)        49        265            22
                                                      -------    -------    -------       -------
  Balance end of period............................    (3,553)    (3,504)    (3,239)       (3,217)
                                                      -------    -------    -------       -------
LESS -- NOTES RECEIVABLE
  Balance beginning of period......................       199        199        199         1,133
  1994 Executive Stock Purchase Program............        --         --        934            --
  Employee Stock Option Plan.......................        --         --         --          (199)
                                                      -------    -------    -------       -------
  Balance end of period............................       199        199      1,133           934
                                                      -------    -------    -------       -------
     Total shareholders' equity....................   $26,161    $26,506    $32,548       $34,354
                                                      =======    =======    =======       =======


         The accompanying notes are an integral part of this statement.

                             COMSHARE, INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (INFORMATION FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)


1. SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All material intercompany accounts and transactions have been eliminated.


     UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS. The accompanying consolidated balance sheet as of September 30, 1995 and consolidated statements of operations, cash flows and shareholders' equity for the three months ended September 30, 1994 and 1995 are unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation thereof. The results of operations for the three months ended September 30, 1994 and 1995 are not necessarily indicative of results to be expected for the full year or any future period.



     REVENUE. The Company's revenue consists of software license, software maintenance and implementation, consulting and other service revenue. Software license revenue, including sales to distributors, is recognized when a customer contract is fully executed and the software has been shipped. Software maintenance revenue, whether bundled with product license or priced separately, is recorded as deferred revenue on the balance sheet when invoiced and is recognized over the term of the maintenance contract. Implementation, consulting and other services revenue is recognized as the services are performed.


     EXPENSE CLASSIFICATION. Selling and marketing expense includes advertising and agency fees. Cost of revenue and support includes personnel and other costs related to produce the implementation and consulting services revenue, customer support costs, direct cost of producing software and royalty expense for products licensed from others for use in the Company's product offerings.

     FOREIGN CURRENCY TRANSLATION. All assets and liabilities of the Company's foreign operations are translated at current exchange rates and revenue and expenses are translated at monthly exchange rates. Resulting translation adjustments are reflected as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in net income.


     The Company at various times has entered into forward exchange contracts to hedge exposures related to foreign currency transactions. The Company does not use any other types of derivatives to hedge such exposures nor does it speculate in foreign currency. The Company only uses forward exchange contracts to hedge against large selective transactions that present the most exposure to exchange rate fluctuations. At June 30, 1995, the Company held a forward contract, entered into on September 9, 1994, where it purchased a $1,500,000 contract for British pounds with a maturity date of September 29, 1995 and a forward contract, entered into on June 30, 1995, where it sold a $750,000 contract for Canadian dollars with a maturity date of August 31, 1995. At September 30, 1995, the Company held a forward contract, entered into on September 29, 1995, where it purchased a $1,200,000 contract for British pounds with a maturity date of December 29, 1995 and a forward contract, entered into on August 31, 1995, where it sold a $600,000 contract for Canadian dollars with a maturity date of October 30, 1995. The carrying value of these contracts approximates the fair market value.


     Statement of Financial Accounting Standards No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" requires additional disclosures regarding the nature of derivatives held. This statement is required to be adopted by the Company during its fiscal year ended June 30, 1996.

     CASH. Cash includes investments in highly liquid investments with maturities of three months or less at the time of acquisition.

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     INTERNAL RESEARCH AND PRODUCT DEVELOPMENT. Internal research and product development includes all such expense before computer software capitalization and amortization.


     COMPUTER SOFTWARE. The costs of developing and purchasing new software products and enhancements to existing software products are capitalized after technological feasibility is established. These costs include capitalized interest of $906,000, $814,000, and $681,000 in fiscal 1993, 1994 and 1995, respectively and $179,000 and $0 for the three months ended September 30, 1994 and 1995, respectively. In fiscal 1993, 1994 and 1995, capitalized development costs were amortized using a rolling three year method, effectively a service life of approximately six years. Beginning in fiscal 1996, capitalized development costs were amortized using the straight-line method over a four year service life. The policy is reevaluated and adjusted as necessary at the end of each accounting period. On an ongoing basis, management reviews the valuation and amortization of capitalized development costs. As part of this review, the Company considers the value of future cash flows attributable to the capitalized development costs in evaluating potential impairment of the asset. In addition to the internally capitalized software, the Company expended $776,000 on purchased software during the year ended June 30, 1993. There were no expenditures for purchased software for the years ended June 30, 1994 and 1995 and for the three months ended September 30, 1995.


     DEPRECIATION. The cost of depreciable assets is charged to operations on a straight-line basis. Principal service lives for computers and other equipment are three to five years. Leasehold improvements are amortized over the expected life of the asset or term of the lease, whichever is shorter.

     GOODWILL. Goodwill represents the unamortized cost in excess of fair value of net assets acquired and is amortized on a straight-line basis over forty years. On an ongoing basis, management reviews the valuation and amortization of goodwill. As part of this review, the Company considers the value of future cash flows attributable to the acquired operations in evaluating potential impairment of goodwill.


     OTHER ASSETS. Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. This statement is required to be adopted by the Company during its fiscal year ended June 30, 1997. Although a detailed analysis has not been performed, the Company believes there would be no material impact on its financial statements, if this statement was adopted as of June 30, 1995 or September 30, 1995.


     EARNINGS PER SHARE. Earnings per share of common stock is based on the daily weighted average number of shares of common stock outstanding considering the dilutive effect of outstanding stock options when appropriate and reflects the three-for-two stock split. See Note 12 for information regarding the stock split.

     RECLASSIFICATIONS. For the year ended June 30, 1995, the Company changed its presentation of cash flows from operating activities from the direct method to the indirect method.

     Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform with 1995 presentation.

2. RESTRUCTURING AND UNUSUAL CHARGES

     During the years ended June 30, 1993 and 1994, the Company made provisions totaling $1,489,000, and $2,343,000, respectively, for management actions or plans in connection primarily with staff reductions related to its restructuring. For the year ended June 30, 1994, the restructuring charges

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

include staff reductions of approximately 50 employees; estimated savings of $4,000,000 was achieved in fiscal 1995. At June 30, 1995, $554,000 remains to be paid for contractual obligations related to restructuring actions taken during 1994.

     During the year ended June 30, 1995, the Company recorded an unusual charge of $6,365,000. This charge related to the write-off of capitalized software associated with its mature mainframe products. The write-off of capitalized software associated with the Company's mainframe products is the result of current industry trends and reflects the Company's strategic product plan to focus on desktop and client/server software products.

3. BORROWINGS

     Borrowing components are as follows (in thousands):


                                                             JUNE 30,
                                                         -----------------    SEPTEMBER 30,
                                                          1994       1995         1995
                                                         -------    ------    -------------
        Lines of credit...............................   $15,354    $5,436       $ 4,662
        Notes payable.................................        29        --            --
                                                         -------    ------       -------
               Total outstanding......................    15,383     5,436         4,662
        Less current portion..........................        29        --            --
                                                         -------    ------       -------
                                                         $15,354    $5,436       $ 4,662
                                                         =======    ======       =======



     On October 31, 1994 the Company entered into a $14,000,000 amended and restated domestic credit agreement with its banks which matures on October 31, 1997. The amended and restated credit agreement contains covenants regarding among other things, working capital, leverage, net worth and payment of dividends. Under the terms of the agreement, the Company is not permitted to pay dividends. Permitted borrowings under the credit agreement are based on a percentage of worldwide eligible accounts receivable and worldwide borrowings. At June 30, 1995 and September 30, 1995, the permitted borrowings available under the agreement were $14,000,000, of which $3,500,000 and $2,100,000 were outstanding, respectively. Interest was at the bank's prime rate (8.75% at June 30, 1995) plus 1% and has been reduced effective July 1, 1995, upon the Company's meeting certain financial criteria, to the Eurodollar rate (5.875% at September 30, 1995) plus applicable margin, which varies between 1 1/2% and 2 1/2% (2% at September 30, 1995). During the first quarter of fiscal 1996, the banks released all security interests in the assets of the Company previously granted to the banks.



     Separately, certain of the Company's subsidiaries entered into local currency credit agreements or overdraft facilities in various currencies with banks totaling $3,664,000 at June 30, 1995 and $4,441,000 at September 30, 1995.
At June 30, 1995, the Company had outstanding borrowings of $1,256,000 in British pounds and $680,000 in German marks. At September 30, 1995, the Company had outstanding borrowings of $1,901,000 in British pounds and $661,000 in German marks. The credit agreements expire on October 1, 1997. The interest rates generally vary with the banks' base rate. Most of such borrowings are guaranteed by the Company.


4. SHAREHOLDERS' EQUITY

     The Board of Directors has the authority to issue up to 5,000,000 shares of no par value preferred stock. The shares can be issued in one or more series with full, limited or no voting powers and with such special rights, qualifications, limitations and restrictions as may be adopted by the Board of Directors.

     The Company's senior executives are encouraged to own Comshare common stock. To facilitate such ownership, the shareholders approved the 1994 Executive Stock Purchase Program which enables

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


such executives to purchase Comshare common stock at then current market prices directly from the Company via a promissory note. The promissory note cannot exceed the executive's base annual salary and is secured by the related common stock issued by the Company. The promissory note matures four years from the date of issuance. Interest is at the prime rate plus 1% and may be deferred until the promissory note matures. A total of 300,000 shares of the Company's common stock has been reserved for issuance under the 1994 Executive Stock Purchase Program. For the year ended June 30, 1995, a total of 104,044 shares at prices ranging from $8.67 to $12.33 were issued in exchange for notes totaling $934,000. In the first quarter of fiscal 1996, no shares were issued under this program.


5. STOCK OPTIONS

     The Company has two stock option plans, the 1988 Stock Option Plan (the "1988 Plan") and the 1994 Directors Stock Option Plan (the "Directors Plan") which was adopted in November, 1994.

     The Company's 1988 Plan provides for the grant of both incentive stock options and non-qualified options to officers and key employees. Options under the 1988 Plan are granted at 100% of market price on date of grant, are exercisable at the rate of 25% per year after one year from the date of grant and have a term of five years. The Board of Directors may, at its discretion, grant stock appreciation rights in connection with the grant of options, but to date has not elected to do so.

     Effective June 25, 1993, the Company offered current option holders except for the Company's senior executive officers, the opportunity to exchange outstanding options, for an equal number of options of the Company's common stock, at the current market price of $4.08. All eligible option holders accepted this offer and the Company canceled the previous options and granted new options representing 467,640 shares of common stock under the Company's 1988 Plan. The new options vest over four years effective from the new date of grant.

     Effective August 13, 1993 and September 23, 1993, the Company offered the senior executives the opportunity to exchange certain outstanding options, for an equal number of options of the Company's common stock, at the current market price of $6.00 and $6.17, respectively. The executive option holders accepted this offer and the Company canceled certain of the previous options and granted new options representing 201,000 shares of common stock under the Company's 1988 Plan. The new options vest over four years effective from the new date of grant.


     The 1988 Stock Option Plan was amended in November 1994 to increase the number of shares of common stock authorized for grant from 900,000 shares to 1,275,000.



     At June 30, 1995 and September 30, 1995, the Company had reserved 1,192,928 and 1,172,528 shares of common stock, respectively, for the exercise of employee stock options.

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Stock option activity for the 1988 Plan is summarized below:


                                                      NUMBER                          PRICE
                                                     OF SHARES                      PER SHARE
                                                     ---------                ---------------------
Outstanding at June 30, 1992......................  1,305,765                 $ 3.83     to  $14.67
Granted...........................................    529,140                   4.09     to    7.00
Exercised.........................................   (115,500)                  3.83     to    4.83
Canceled..........................................   (533,265)                  4.83     to   13.92
                                                     --------
Outstanding at June 30, 1993......................  1,186,140                   4.09     to   14.67
Granted...........................................    352,500                   6.00     to    9.17
Exercised.........................................    (17,625)                  4.09     to    4.09
Canceled..........................................   (713,247)                  4.09     to   14.67
                                                     --------
Outstanding at June 30, 1994......................    807,768                   4.09     to   11.17
Granted...........................................    216,000                   7.33     to   13.00
Exercised.........................................    (60,697)                  4.09     to    4.09
Canceled..........................................   (197,546)                  4.09     to   11.17
                                                     --------
Outstanding at June 30, 1995......................    765,525                   4.09     to   13.00
Granted...........................................     42,000                  20.50     to   20.50
Exercised.........................................    (20,400)                  4.09     to    8.75
Canceled..........................................    (11,250)                  4.09     to    4.09
                                                     --------
Outstanding at September 30, 1995.................    775,875                   4.09     to   20.50
                                                     ========



     The number of options exercisable was 174,250, 106,192, 182,775 and 231,375 at June 30, 1993, 1994 and 1995 and at September 30, 1995, respectively.



     The 1994 Directors Stock Option plan was approved by the shareholders in November 1994. The Directors Plan provides for the issuance of options to purchase up to 150,000 shares of the Company's common stock to nonemployee directors of the Company. Options under the Directors Plan are granted at 100% of the market price on the date of grant, are exercisable at a rate of 25% per year after one year from the date of grant and have a term of five years. In November 1994, a total of 52,500 options were granted, with each of the Company's seven outside directors receiving 7,500 options exercisable at $8.33 per share. None of the options was exercisable as of June 30, 1995 or September 30, 1995.


6. EMPLOYEE STOCK PURCHASE PLAN


     The Employee Stock Purchase Plan was approved by the shareholders in November 1994. A total of 300,000 shares of the Company's common stock have been reserved for issuance under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan allows participating employees to purchase through payroll deductions shares of the Company's common stock at 85% of the fair market value at July 1 and January 1. Substantially all full time employees are eligible to participate in the Employee Stock Purchase Plan. During the year ended June 30, 1995, 21,834 shares were issued at $8.07 per share under the Employee Stock Purchase Plan. During the quarter ended September 30, 1995, no shares were issued under the Employee Stock Purchase Plan.


7. BENEFIT PLANS

     The Company has profit sharing and employee stock ownership plans covering substantially all United States employees. The profit sharing plan provides for a minimum annual contribution of 2% of an employee's salary, and both plans require the Company to make matching contributions based on

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


employee 401(k) contributions. The Company also has a deferred compensation plan for United States officers for the payment of benefits which would not otherwise be eligible under its tax-qualified retirement plans. The Company contributions, other than the above, are discretionary and are determined by the Board of Directors. The total contributions were $1,129,000, $1,007,000, $1,224,000 and $300,000 in fiscal 1993, 1994 and 1995 and in the three months ended September 30, 1995, respectively.


     A subsidiary in the United Kingdom maintains, through a trustee, a defined benefit pension plan for substantially all of its employees hired before January 1, 1994 and a defined contribution plan for employees hired January 1, 1994 or later. The defined contribution plan provides that employees contribute a minimum of 5% of their pensionable salary with the Company contributing 5%. The benefits of the defined pension plan, which are pay related, are integrated with and supplement the benefits called for under the applicable laws of the United Kingdom.

     The components of pension expense are as follows (in thousands):

                                                                     1993       1994       1995
                                                                    -------    -------    -------
Service cost for benefits earned during the year.................   $   485    $   501    $   540
Interest cost on projected benefit obligation....................       962      1,111      1,292
Actual return on assets..........................................    (4,916)    (1,347)    (1,347)
Net amortization and deferral....................................     3,770        261        101
                                                                    -------    -------    -------
Net pension expense..............................................   $   301    $   526    $   586
                                                                    =======    =======    =======

     The funded status of the pension plan is as follows (in thousands):

                                                                              1994       1995
                                                                             -------    -------
Actuarial present value of benefit obligations:
  Vested benefits.........................................................   $11,801    $14,705
  Non-vested benefits.....................................................        41         29
                                                                             -------    -------
     Accumulated benefit obligation.......................................    11,842     14,734
  Effects of salary progression...........................................     1,241      1,664
                                                                             -------    -------
                                                                              13,083     16,398
Plan assets at fair value.................................................    13,997     15,103
                                                                             -------    -------
Plan assets under (over) projected benefit obligation.....................   $  (914)   $ 1,295
                                                                             =======    =======
Amounts not recognized in balance sheet:
  Unamortized transition obligation.......................................   $   748    $   702
  Unamortized net (gain) loss.............................................       (81)     2,888
                                                                             -------    -------
                                                                             $   667    $ 3,590
                                                                             =======    =======

     The actuarial present value of the projected benefit obligations was determined using a weighted average discount rate of 9.0% and an annual rate of increase in future compensation of 7.0% for fiscal years 1993 and 1994 calculations; for the fiscal year 1995 a weighted average discount rate of 8.5% and an annual rate of increase in future compensation of 6.5% was used to project the benefit obligation. The long term weighted average rate of return on assets used was 12%, 10% and 8.5% for 1993, 1994 and 1995, respectively.

     The Company provides defined retirement benefits to the employees of the other foreign subsidiaries through various contribution plans. The amount charged to expense for these benefits was

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


$269,000, $201,000, $142,000 and $48,000 in fiscal 1993, 1994, 1995 and in the three months ended September 30, 1995, respectively.


8. INCOME TAXES


     During 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The statement requires a change in the method of financial accounting and reporting for income taxes from the deferral method to an asset and liability approach. The adoption of this standard had no material effect on income. A summary of income (loss) before provision (benefit) for income taxes and components of the provision (benefit) for income taxes is as follows (in thousands):



                                                                                       THREE MONTHS
                                                                                          ENDED
                                                         YEAR ENDED JUNE 30,           SEPTEMBER 30,
                                                    -----------------------------    ----------------
                                                     1993       1994       1995       1994      1995
                                                    -------    -------    -------    ------    ------
Income (loss) before provision (benefit) for
  income taxes:
  Domestic.......................................   $(1,884)   $(2,270)   $   486    $1,000    $  (34)
  Foreign........................................       780      3,404      1,794       215     2,432
                                                    -------    -------    -------    ------    ------
                                                    $(1,104)   $ 1,134    $ 2,280    $1,215    $2,398
                                                    =======    =======    =======    ======    ======
Domestic provision (benefit) for income taxes:
  Current........................................   $   229    $  (230)   $   (15)   $   71    $  451
  Deferred.......................................      (678)      (205)    (2,773)      308      (481)
Foreign provision (benefit) for income taxes:
  Current........................................       (99)       281      1,499       (80)      438
  Deferred.......................................     1,207      1,066     (1,759)      165       480
                                                    -------    -------    -------    ------    ------
Provision (benefit) for income taxes.............   $   659    $   912    $(3,048)   $  464    $  888
                                                    =======    =======    =======    ======    ======



     The differences between the United States Federal statutory income tax provision (benefit) and the consolidated income tax provision (benefit) are summarized as follows (in thousands):



                                                                                      THREE MONTHS
                                                                                         ENDED
                                                           YEAR ENDED JUNE 30,       SEPTEMBER 30,
                                                         ------------------------    --------------
                                                         1993     1994     1995      1994      1995
                                                         -----    ----    -------    ----      ----
Federal statutory provision (benefit).................   $(375)   $386    $   775    $413      $815
Non-deductible meals and entertainment................      44      83        109      26        26
State income taxes, net of federal tax benefit........      27      41         67      24        27
Increase in valuation reserve due to domestic and
  foreign losses without tax benefit and tax
  credits.............................................     499     882         42      --        --
Recognition of tax credits............................      --      --     (2,500)     --        --
Tax reserves provided (released)......................      --      65     (1,600)     --        --
Tax rate differences..................................     343     189        (51)      1        20
FAS 109 adjustment....................................     131      --         --      --        --
Tax credits generated.................................      --    (665)        --      --        --
Other, net............................................     (10)    (69)       110
                                                         -----    ----    -------    ----      ----
Actual income tax provision (benefit).................   $ 659    $912    $(3,048)   $464      $888
                                                         =====    ====    =======    ====      ====

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Deferred income taxes represent temporary differences in the recognition of certain items for income tax and financial reporting purposes. The components of the net deferred income tax liability (asset) are summarized as follows (in thousands):



                                                                    JUNE 30,
                                                               ------------------    SEPTEMBER 30,
                                                                1994       1995          1995
                                                               -------    -------    -------------
Deferred income tax liabilities:
  Research and development..................................   $ 7,005    $ 3,714       $ 3,713
  Remittance of foreign earnings............................     1,151         --            --
  Employee benefits.........................................       535        727           727
  Other.....................................................       208        190           190
                                                               -------    -------       -------
                                                                 8,899      4,631         4,630
Deferred income tax assets:
  Tax credits excluding foreign.............................    (1,428)    (1,534)       (1,534)
  Foreign tax credit........................................    (1,160)       (68)          (68)
  Depreciation and amortization.............................    (1,196)    (1,075)       (1,075)
  Net operating loss........................................    (2,708)      (493)         (493)
  Deferred revenue..........................................      (997)      (474)         (474)
  Employee benefits.........................................      (680)      (640)         (640)
  Other.....................................................    (1,044)    (1,224)       (1,224)
                                                               -------    -------       -------
                                                                (9,213)    (5,508)       (5,508)
Valuation allowance.........................................     4,338        369           369
                                                               -------    -------       -------
                                                                (4,875)    (5,139)       (5,139)
                                                               -------    -------       -------
Net deferred income tax liability (asset)...................   $ 4,024    $  (508)      $  (509)
                                                               =======    =======       =======


     At June 30, 1995, for income tax purposes, the Company and certain of its foreign subsidiaries had available net operating loss carryforwards of approximately $493,000. If not used, these net operating loss carryforwards, as well as the Company's general business tax credits, will expire between 1998 and 2009.

     Income taxes have been provided on all undistributed earnings of foreign subsidiaries which are expected to be remitted to the Company.

9. LEASES

     The Company leases most of its office space and certain of its equipment. Initial lease terms vary in length; several of the leases contain renewal options. Future minimum lease payments under noncancellable operating leases are as follows (in thousands):

        Fiscal Year ending June 30,
        1996................................................................   $ 5,130
        1997................................................................     4,309
        1998................................................................     3,513
        1999................................................................     2,722
        2000................................................................     2,642
        After 2000..........................................................    18,955
                                                                               -------
                                                                               $37,271
                                                                               =======

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During 1988, the Company purchased its London sales and administrative office building; it was also sold in 1988 along with leasehold improvements and leased back. The gain on the sale was deferred. During 1992, the Company consolidated this facility with its former London computer center. The Company has thus reduced the deferred gain on the sale by $1,135,000 to provide for the estimated costs until the lease obligations are assumed by a new tenant.


     Total rental expense was $8,451,000, $7,231,000, $7,252,000, $1,686,000 and
$1,857,000 in fiscal 1993, 1994, 1995 and in the three months ended September 30, 1994 and 1995, respectively.


10. GEOGRAPHIC OPERATIONS AND SEGMENT INFORMATION

     The following table summarizes selected financial information of the Company's operations by geographic location (in thousands):


                                                                                  THREE MONTHS ENDED
                                                   YEAR ENDED JUNE 30,               SEPTEMBER 30,
                                             --------------------------------     -------------------
                                               1993        1994        1995        1994        1995
                                             --------    --------    --------     -------     -------
Revenue:
  North America...........................   $ 45,596    $ 43,222    $ 48,478     $10,695     $13,273
  International...........................     59,598      53,404      59,880      13,463      15,380
                                             --------    --------    --------     -------     -------
     Total revenue........................   $105,194    $ 96,626    $108,358     $24,158     $28,653
                                             ========    ========    ========     =======     =======
Operating income:
  North America...........................   $ 10,118    $ 10,082    $ 15,205     $ 3,892     $ 4,507
  International...........................     12,163      13,938      15,392       2,905       3,872
                                             --------    --------    --------     -------     -------
     Total operating income...............     22,281      24,020      30,597       6,797       8,379
Unallocated expenses, net.................    (23,385)    (22,886)    (28,317)     (5,582)     (5,981)
                                             --------    --------    --------     -------     -------
Income (loss) before taxes................   $ (1,104)   $  1,134    $  2,280     $ 1,215     $ 2,398
                                             ========    ========    ========     =======     =======
Identifiable assets:
  North America...........................   $ 25,582    $ 21,356    $ 16,672     $18,617     $17,138
  International...........................     27,849      27,352      29,962      29,709      31,828
                                             --------    --------    --------     -------     -------
     Total identifiable assets............     53,431      48,708      46,634      48,326      48,966
Computer software.........................     39,151      40,236      32,676      40,209      32,410
                                             --------    --------    --------     -------     -------
Total assets..............................   $ 92,582    $ 88,944    $ 79,310     $88,535     $81,376
                                             ========    ========    ========     =======     =======


     Unallocated expenses consist of general corporate expenses, internal research and product development expenses, interest expense and interest income. In fiscal 1995, unallocated expenses include $6,365,000 of unusual charges related to the write-off of capitalized software associated with the Company's mature mainframe products.

     The presentation of information on a geographical basis requires the use of estimation techniques and does not take into account the extent to which Comshare's marketing and management skills are inter-dependent.

     The Company operates in one business segment: the development and marketing of computer software and related services.


     No customer accounted for more than 5% of total revenue in the fiscal years ended June 30, 1993, 1994 and 1995 or in the three months ended September 30, 1994 and 1995.

                             COMSHARE, INCORPORATED
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. QUARTERLY FINANCIAL DATA


     Summarized quarterly financial data is as follows (unaudited and in thousands, except per share data):



                                                               INCOME         NET           NET
                                                             (LOSS) FROM    INCOME     INCOME (LOSS)
                                                 REVENUE     OPERATIONS     (LOSS)       PER SHARE
                                                 --------    -----------    -------    -------------
1994
First quarter.................................   $ 23,730      $   997      $   657       $  0.08
Second quarter................................     23,779        1,701        1,052          0.13
Third quarter.................................     23,202          193           94          0.01
Fourth quarter................................     25,915       (1,243)      (1,581)        (0.20)
                                                 --------    -----------    -------
Year ended June 30, 1994......................   $ 96,626      $ 1,648      $   222       $  0.03
                                                 ========    ==========     =======
1995
First quarter.................................   $ 24,158      $ 1,418      $   751       $  0.09
Second quarter................................     27,656        2,846        1,681          0.20
Third quarter.................................     27,704        1,828        1,204          0.14
Fourth quarter................................     28,840       (3,607)       1,692          0.20
                                                 --------    -----------    -------
Year ended June 30, 1995......................   $108,358      $ 2,485      $ 5,328       $  0.63
                                                 ========    ==========     =======
1996
First quarter ended September 30, 1995........   $ 28,653      $ 2,628      $ 1,510       $  0.17


     During the quarter ended December 31, 1993, the Company concluded an agreement to sell undeveloped land that it owned. This resulted in a gain of approximately $1,100,000.

     During the quarter ended June 30, 1994 the Company made provisions totaling $2,343,000 for management actions or plans primarily in connection with staff reductions related to restructuring.

     During the quarter ended June 30, 1995, the Company wrote-off $6,365,000 of capitalized mainframe computer software.

     The fourth quarter ended June 30, 1995 also included a $4,100,000 tax benefit related to the recognition of prior years net operating losses and tax credits as well as tax reserves released.

12. SUBSEQUENT EVENT (UNAUDITED)


     On October 9, 1995, the Board of Directors declared a three-for-two stock split of the Company's common stock which was effective November 20, 1995, after the shareholders approved an increase in the authorized shares of common stock to 20,000,000 shares. Capital contributed in excess of par has been charged and common stock has been credited for the par value of the additional shares as a result of the split. All references in the Consolidated Financial Statements and accompanying notes have also been adjusted to reflect this split.

                   CLIENT/SERVER APPLICATIONS AND TECHNOLOGY
                        FOR DECISION SUPPORT SOLUTIONS

           [PICTURE OF COMPUTER SCREEN]                        [PICTURE OF COMPUTER SCREEN]

EXECUTIVE INFORMATION SYSTEMS (EIS): Commander         FINANCIAL REPORTING APPLICATIONS: Commander FDC
OLAP is a suite of software which delivers             and Commander Budget are complementary products
customizable enterprise-wide business planning,        that, when used together, share a single
analysis, reporting and decision-making                database to facilitate integration of historic
capabilities.                                          and budgetary financial data from throughout
                                                       the enterprise for management reporting.


           [PICTURE OF COMPUTER SCREEN]                        [PICTURE OF COMPUTER SCREEN]

RETAIL DECISION SUPPORT APPLICATIONS:                  NEWSALERT: Detect and Alert is a technology
ARTHUR  Planning helps retailers plan their that       automatically delivers personalized alerts
merchandise purchases to control inventory             to users desktops in an individualized
levels, track and analyze actual sales performance     electronic newspaper.
and tailor purchases to consumer preferences and
market trends.

                                [COMSHARE LOGO]

                                 [COMSHARE LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following statement sets forth the estimated amounts of expenses to be borne by the Company in connection with the distribution of the Common Stock offered hereby:


        Securities and Exchange Commission registration fee...............      * $ 13,715
        NASDAQ fees.......................................................      *    4,478
        Printing expenses.................................................      *   90,000
        Accounting fees and expenses......................................      *  100,000
        Legal fees and expenses...........................................      *  175,000
        Blue sky fees and expenses........................................      *   10,000
        Miscellaneous expenses............................................      *   56,807
                                                                                 ---------
        Total expenses....................................................      * $450,000**
                                                                                 =========


---------------
 * Estimated.

** The Selling Shareholders are bearing their pro rata share of expenses relating to the Offering.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA") govern the indemnification of officers, directors and other persons. In this regard, the MBCA provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the corporation or its shareholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful). Such indemnification may be made against (a) expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement, which were actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by, or in the right of, the corporation) arising out of a position with the corporation (or with some other entity at the corporation's request), and (b) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or suit by, or in the right of, the corporation, unless the director or officer is found liable to the corporation and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (a) and (b) above be made only on a determination by a majority vote of a quorum of the board of directors comprised of members who were not parties to or threatened to be made parties to such action. In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the applicable standard of conduct set forth in the MBCA, and (ii) a written undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that he is entitled to indemnification and a determination that the facts then known to those making the advance would not preclude indemnification.

     The MBCA permits a corporation to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the corporation, whether or not such liabilities would be within the indemnification provisions of the MBCA.

     Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under a corporation's articles of incorporation or bylaws, or under contract executed by such corporation.
Article X of the Company's Articles of Incorporation provides for the indemnification of directors and officers of the Company and authorizes the Board to extend such indemnity to others to the full extent permitted by the aforesaid sections of the MBCA. Subject to the exceptions recited in the following sentence, the Company's Articles of Incorporation provide that no director shall be personally liable to the Company or its shareholders for damages for breach of his or her duty as a director. Such exculpatory language does not, however, eliminate or limit the liability of a director for (a) breach of the duty of loyalty, (b) acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law, (c) certain other violations of the MBCA, (d) responsibility in respect of any transaction from which the director has derived an improper personal benefit, or (e) an act or omission occurring before the date that Article X became effective.

     The Articles of Incorporation of the Company provide that the Company shall indemnify its directors and officers ("indemnitees") against all expenses, judgments, penalties, fines, and amounts paid or to be paid in settlement, which were reasonably incurred by the indemnitee while acting in his or her capacity as a director or officer. The Articles of Incorporation also authorize the Company to purchase and maintain directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

     A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     1. That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     3. That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective and, that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan on October 24, 1995.


                                            Comshare, Incorporated

                                            By: /s/  KATHRYN A. JEHLE

                                              ----------------------------------
                                               Kathryn A. Jehle
                                               Senior Vice President
                                               Chief Financial Officer
                                               Treasurer and Assistant Secretary


     Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities indicated on October 24, 1995.


                  SIGNATURE                                          TITLE
---------------------------------------------    ---------------------------------------------
*                                                President, Chief Executive
---------------------------------------------    Officer, and a Director
T. Wallace Wrathall                              (Principal Executive Officer)

/s/  KATHRYN A. JEHLE                            Senior Vice President,
---------------------------------------------    Chief Financial Officer,
Kathryn A. Jehle                                 Treasurer and Assistant Secretary
                                                 (Principal Financial Officer)

*                                                Director of Finance,
---------------------------------------------    Chief Accounting Officer,
R. Michael Mahoney                               (Principal Accounting Officer)

*                                                Chairman of the Board
---------------------------------------------
Richard L. Crandall

*                                                Director
---------------------------------------------
Claude H. Allard

*                                                Director
---------------------------------------------
Daniel T. Carroll

*                                                Director
---------------------------------------------
Stanley R. Day

*                                                Director
---------------------------------------------
W. John Driscoll

*                                                Director
---------------------------------------------
Alan G. Merten

*                                                Director
---------------------------------------------
John F. Rockart

*                                                Director
---------------------------------------------
Brian Sullivan

*By: /s/  KATHRYN A. JEHLE
      ---------------------------------------
Kathryn A. Jehle
Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT                                                                                    PAGE
  NO.                                 DESCRIPTION OF EXHIBITS                              NO.
-------    -----------------------------------------------------------------------------   ----
 1         Underwriting Agreement.......................................................
 5         Opinion of Dykema Gossett PLLC...............................................
23(a)      Consent of Arthur Andersen LLP...............................................
23(b)      Consent of Dykema Gossett PLLC (included in Exhibit 5).......................
23(c)      Consent of Geoffrey B. Bloom.................................................
23(d)      Consent of George R. Mrkonic*................................................
24(a)      Power of Attorney of T. Wallace Wrathall*....................................
24(b)      Power of Attorney of Richard L. Crandall*....................................
24(c)      Power of Attorney of Claude H. Allard*.......................................
24(d)      Power of Attorney of Daniel T. Carroll*......................................
24(e)      Power of Attorney of Stanley R. Day*.........................................
24(f)      Power of Attorney of W. John Driscoll*.......................................
24(g)      Power of Attorney of Alan G. Merten*.........................................
24(h)      Power of Attorney of John F. Rockart*........................................
24(i)      Power of Attorney of Brian Sullivan*.........................................
24(j)      Power of Attorney of R. Michael Mahoney*.....................................
24(k)      Power of Attorney of Geoffrey B. Bloom.......................................
24(l)      Power of Attorney of George R. Mrkonic.......................................
99(a)      Affidavit of Comshare, Incorporated*.........................................

---------------
* Previously filed.